Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Liberty Media Corporation:

We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive earnings, cash flows, and equity for each of the years in the three-year period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in notes 3 and 6 to the accompanying consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, and SFAS No. 157, Fair Value Measurements, and effective January 1, 2007, the Company adopted SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  As discussed in note 1 to the accompanying consolidated financial statements, effective January 1, 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Liberty Media Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Denver, Colorado

February 26, 2009, except as to the third paragraph of note 1, which is as of July 20, 2009.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$3,135	3,135
Trade and other receivables, net	1,563	1,517
Inventory, net	1,032	975
Program rights	497	515
Financial instruments (note 10)	1,157	23
Other current assets	235	144
Total current assets	7,619	6,309

Investments in available-for-sale securities and other cost investments, including $392 million and $1,183 million pledged as collateral for share borrowing arrangements (note 7)	2,859	17,569
Long-term financial instruments (note 10)	1,328	1,590
Investments in affiliates, accounted for using the equity method (note 8)	14,490	1,817
Investment in special purpose entity (note 9)	—	750

Property and equipment, at cost	2,027	1,894
Accumulated depreciation	(696)	(543)
	1,331	1,351
Intangible assets not subject to amortization (note 11):
Goodwill	6,550	7,855
Trademarks	2,511	2,515
Other	158	173
	9,219	10,543

Intangible assets subject to amortization, net (note 11)	3,489	3,863
Other assets, at cost, net of accumulated amortization (note 9)	1,568	1,857

Total assets	$41,903	45,649

(continued)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, continued

December 31, 2008 and 2007

	2008	2007
	amounts in millions
Liabilities and Equity
Current liabilities:
Accounts payable	$550	605
Accrued interest	103	148
Other accrued liabilities	999	936
Financial instruments (note 10)	553	1,206
Current portion of debt (note 12)	868	191
Accrued stock compensation	196	207
Current deferred income tax liabilities (note 13)	781	93
Other current liabilities	98	88
Total current liabilities	4,148	3,474

Long-term debt, including $1,691 million and $3,690 million measured at fair value (note 12)	11,359	11,524
Long-term financial instruments (note 10)	189	176
Deferred income tax liabilities (note 13)	4,900	8,458
Other liabilities	1,550	1,565
Total liabilities	22,146	25,197

Equity
Stockholders’ equity (note 14):
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A Liberty Capital common stock, $.01 par value. Authorized 2,000,000,000 shares; issued and outstanding 90,042,840 shares at December 31, 2008	1	—
Series B Liberty Capital common stock, $.01 par value. Authorized 75,000,000 shares; issued and outstanding 6,024,724 shares at December 31, 2008	—	—
Series A Liberty Entertainment common stock, $.01 par value. Authorized 4,000,000,000 shares; issued and outstanding 493,256,228 shares at December 31, 2008	5	—
Series B Liberty Entertainment common stock, $.01 par value. Authorized 150,000,000 shares; issued and outstanding 23,706,209 shares at December 31, 2008	—	—
Series A Liberty Interactive common stock, $.01 par value. Authorized 4,000,000,000 shares; issued and outstanding 564,385,343 shares and 568,864,900 shares at December 31, 2008 and 2007	6	6
Series B Liberty Interactive common stock, $.01 par value. Authorized 150,000,000 shares; issued and outstanding 29,441,916 shares and 29,502,405 shares at December 31, 2008 and 2007	—	—
Old Series A Liberty Capital common stock, $.01 par value. Issued and outstanding 123,154,134 shares at December 31, 2007	—	1
Old Series B Liberty Capital common stock, $.01 par value. Issued and outstanding 5,988,319 shares at December 31, 2007	—	—
Additional paid-in capital	25,132	25,637
Accumulated other comprehensive earnings, net of taxes (note 18)	70	4,073
Accumulated deficit	(5,612)	(10,131)
Total stockholders’ equity	19,602	19,586

Noncontrolling interests in equity of subsidiaries	155	866
Total equity	19,757	20,452

Commitments and contingencies (note 20)

Total liabilities and equity	$41,903	45,649

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in millions, except per share amounts
Revenue:
Net retail sales	$8,079	7,802	7,326
Communications and programming services	2,005	1,621	1,287
	10,084	9,423	8,613
Operating costs and expenses:
Cost of sales	5,224	4,925	4,565
Operating	2,126	1,920	1,600
Selling, general and administrative, including stock-based compensation (note 3)	1,202	942	732
Depreciation	192	163	119
Amortization	518	512	463
Impairment of long-lived assets (note 11)	1,569	223	113
	10,831	8,685	7,592

Operating income (loss)	(747)	738	1,021

Other income (expense):
Interest expense	(719)	(641)	(680)
Dividend and interest income	174	321	214
Share of earnings (losses) of affiliates, net (note 8)	(838)	22	91
Realized and unrealized gains (losses) on financial instruments, net (note 10)	(34)	1,269	(279)
Gains on dispositions, net (notes 7 and 8)	3,679	646	607
Other than temporary declines in fair value of investments (note 7)	(441)	(33)	(4)
Gain on early extinguishment of debt (note 12)	240	—	—
Other, net	(71)	(1)	18
	1,990	1,583	(33)

Earnings from continuing operations before income taxes	1,243	2,321	988

Income tax benefit (expense) (note 13)	2,280	(321)	(252)
Earnings from continuing operations	3,523	2,000	736
Earnings from discontinued operations, net of taxes (note 5)	—	149	212
Cumulative effect of accounting change, net of taxes (note 3)	—	—	(89)
Net earnings	3,523	2,149	859
Less net earnings attributable to the noncontrolling interests	44	35	19
Net earnings attributable to Liberty Media Corporation shareholders	$3,479	2,114	840

Net earnings (loss) attributable to Liberty Media Corporation shareholders:
Liberty Capital common stock	$(526)	—	—
Liberty Entertainment common stock	(616)	—	—
Liberty Interactive common stock	(781)	441	486
Old Liberty Capital common stock	5,402	1,673	260
Liberty Series A and Series B common stock	—	—	94
	$3,479	2,114	840

(continued)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in millions, except per share amounts
Basic earnings (loss) from continuing operations attributable to Liberty Media Corporation shareholders per common share (note 3):
Series A and Series B Liberty Capital common stock	$(4.65)	—	—
Series A and Series B Liberty Entertainment common stock	$(1.19)	—	—
Series A and Series B Liberty Interactive common stock	$(1.31)	.70	.73
Old Series A and Series B Liberty Capital common stock	$41.88	11.55	.24
Liberty Series A and Series B common stock	$—	—	.07

Basic net earnings (loss) attributable to Liberty Media Corporation shareholders per common share (note 3):
Series A and Series B Liberty Capital common stock	$(4.65)	—	—
Series A and Series B Liberty Entertainment common stock	$(1.19)	—	—
Series A and Series B Liberty Interactive common stock	$(1.31)	.70	.73
Old Series A and Series B Liberty Capital common stock	$41.88	12.67	1.86
Liberty Series A and Series B common stock	$—	—	.03

Diluted earnings (loss) from continuing operations attributable to Liberty Media Corporation shareholders per common share (note 3):
Series A and Series B Liberty Capital common stock	$(4.65)	—	—
Series A and Series B Liberty Entertainment common stock	$(1.18)	—	—
Series A and Series B Liberty Interactive common stock	$(1.31)	.69	.73
Old Series A and Series B Liberty Capital common stock	$41.55	11.46	.24
Liberty Series A and Series B common stock	$—	—	.07

Diluted net earnings (loss) attributable to Liberty Media Corporation shareholders per common share (note 3):
Series A and Series B Liberty Capital common stock	$(4.65)	—	—
Series A and Series B Liberty Entertainment common stock	$(1.18)	—	—
Series A and Series B Liberty Interactive common stock	$(1.31)	.69	.73
Old Series A and Series B Liberty Capital common stock	$41.55	12.58	1.86
Liberty Series A and Series B common stock	$—	—	.03

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in millions

Net earnings	$3,523	2,149	859

Other comprehensive earnings (loss), net of taxes (note 18):
Foreign currency translation adjustments	(19)	101	109
Unrealized holding gains (losses) arising during the period	(812)	(1,556)	2,604
Recognition of previously unrealized gains on available-for-sale securities, net	(2,000)	(375)	(185)
Share of other comprehensive earnings of equity affiliates	(43)	3	1
Other	(62)	(46)	—
Other comprehensive earnings (loss)	(2,936)	(1,873)	2,529

Comprehensive earnings	587	276	3,388
Less comprehensive earnings attributable to the noncontrolling interests	71	41	17
Comprehensive earnings attributable to Liberty Media Corporation shareholders	$516	235	3,371

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders:
Liberty Capital common stock	$(537)	—	—
Liberty Entertainment common stock	(649)	—	—
Liberty Interactive common stock	(1,114)	100	829
Old Liberty Capital common stock	2,816	135	1,787
Liberty Series A and Series B common stock	—	—	755
	$516	235	3,371

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in millions
	(see note 4)
Cash flows from operating activities:
Net earnings	$3,523	2,149	859
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	—	(149)	(212)
Cumulative effect of accounting change	—	—	89
Depreciation and amortization	710	675	582
Impairment of long-lived assets	1,569	223	113
Stock-based compensation	50	93	67
Cash payments for stock-based compensation	(24)	(40)	(115)
Noncash interest expense	59	9	108
Share of losses (earnings) of affiliates, net	838	(22)	(91)
Realized and unrealized losses (gains) on financial instruments, net	34	(1,269)	279
Gains on disposition of assets, net	(3,679)	(646)	(607)
Other than temporary declines in fair value of investments	441	33	4
Deferred income tax expense (benefit)	(2,561)	120	(465)
Other noncash charges (credits), net	(80)	141	44
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current assets	(180)	(436)	(302)
Payables and other current liabilities	(56)	277	660
Net cash provided by operating activities	644	1,158	1,013
Cash flows from investing activities:
Cash proceeds from dispositions	43	495	1,322
Proceeds from origination of financial instruments	—	—	59
Proceeds from settlement of financial instruments	78	75	101
Cash received in exchange transactions	463	1,154	—
Cash paid for acquisitions, net of cash acquired	(77)	(243)	(876)
Investments in and loans to cost and equity investees	(2,568)	(159)	(235)
Investment in special purpose entity	—	(750)	—
Capital expenditures	(203)	(316)	(278)
Net sales (purchases) of short term investments	(25)	34	287
Net decrease (increase) in restricted cash	383	(882)	—
Other investing activities, net	(60)	(36)	66
Net cash provided (used) by investing activities	(1,966)	(628)	446
Cash flows from financing activities:
Borrowings of debt	5,190	1,869	3,229
Repayments of debt	(2,992)	(498)	(2,191)
Repurchases of Liberty common stock	(537)	(2,529)	(954)
Settlement of financial instruments	(346)	—	25
Contribution from noncontrolling owner	—	751	—
Purchase of noncontrolling interest	(11)	(105)	(331)
Other financing activities, net	1	1	(45)
Net cash provided (used) by financing activities	1,305	(511)	(267)

Effect of foreign currency exchange rates on cash	17	8	18

Net cash provided by (to) discontinued operations:
Cash provided by operating activities	—	8	62
Cash used by investing activities	—	(9)	(67)
Cash provided by financing activities	—	—	6
Change in available cash held by discontinued operations	—	2	—
Net cash provided by discontinued operations	—	1	1

Net increase in cash and cash equivalents	—	28	1,211
Cash and cash equivalents at beginning of year	3,135	3,107	1,896
Cash and cash equivalents at end of year	$3,135	3,135	3,107

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years ended December 31, 2008, 2007 and 2006

	Stockholders’ Equity
		Common stock											Accumulated		Noncontrolling
		Liberty		Liberty		Liberty		Old Liberty				Additional	other		interest in
	Preferred	Capital		Entertainment		Interactive		Capital				paid-in	comprehensive	Accumulated	equity of	Total
	stock	Series A	Series B	Series A	Series B	Series A	Series B	Series A	Series B	Series A	Series B	capital	earnings	deficit	subsidiaries	equity
		amounts in millions

Balance at January 1, 2006	$—	—	—	—	—	—	—	—	—	27	1	28,949	3,421	(13,278)	290	19,410
Net earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	840	19	859
Other comprehensive earnings (loss)	—	—	—	—	—	—	—	—	—	—	—	—	2,531	—	(2)	2,529
Distribution of Liberty Capital and Liberty Interactive common stock to stockholders (note 2)	—	—	—	—	—	7	—	1	—	(27)	(1)	20	—	—	—	—
Stock compensation	—	—	—	—	—	—	—	—	—	—	—	62	—	—	12	74
Issuance of Series A Liberty Interactive common stock for acquisition	—	—	—	—	—	—	—	—	—	—	—	36	—	—	—	36
Series A Liberty Interactive stock repurchases	—	—	—	—	—	(1)	—	—	—	—	—	(953)	—	—	—	(954)
Contributions by noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	76	76
Liberty acquisition of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(168)	(168)
Noncontrolling interest of acquired subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—	55	55
Other	—	—	—	—	—	—	—	—	—	—	—	(2)	—	—	8	6
Balance at December 31, 2006	—	—	—	—	—	6	—	1	—	—	—	28,112	5,952	(12,438)	290	21,923
Net earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	2,114	35	2,149
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,879)	—	6	(1,873)
Cumulative effects of accounting changes (note 3)	—	—	—	—	—	—	—	—	—	—	—	—	—	193	—	193
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	35	—	—	—	35
Stock compensation	—	—	—	—	—	—	—	—	—	—	—	24	—	—	5	29
Series A Liberty Interactive stock repurchases	—	—	—	—	—	—	—	—	—	—	—	(1,224)	—	—	—	(1,224)
Series A Liberty Capital stock repurchases	—	—	—	—	—	—	—	—	—	—	—	(1,305)	—	—	—	(1,305)
Liberty acquisition of noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(35)	(35)
Sale by Liberty of controlling interest in subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(132)	(132)
Contributions by noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	751	751
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(54)	(54)
Other	—	—	—	—	—	—	—	—	—	—	—	(5)	—	—	—	(5)
Balance at December 31, 2007	—	—	—	—	—	6	—	1	—	—	—	25,637	4,073	(10,131)	866	20,452

(continued)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years ended December 31, 2008, 2007 and 2006

	Stockholders’ Equity
		Common stock											Accumulated		Noncontrolling
		Liberty		Liberty		Liberty		Old Liberty				Additional	other		interest in
	Preferred	Capital		Entertainment		Interactive		Capital				paid-in	comprehensive	Accumulated	equity of	Total
	stock	Series A	Series B	Series A	Series B	Series A	Series B	Series A	Series B	Series A	Series B	capital	earnings	deficit	subsidiaries	equity
		amounts in millions

Balance at December 31, 2007	—	—	—	—	—	6	—	1	—	—	—	25,637	4,073	(10,131)	866	20,452
Net earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	3,479	44	3,523
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(2,963)	—	27	(2,936)
Cumulative effects of accounting changes (note 3)	—	—	—	—	—	—	—	—	—	—	—	—	(1,040)	1,040	—	—
Distribution of Liberty Entertainment and Liberty Capital common stock to stockholders (note 2)	—	1	—	5	—	—	—	(1)	—	—	—	(5)	—	—	—	—
Stock compensation	—	—	—	—	—	—	—	—	—	—	—	35	—	—	—	35
Series A Liberty Interactive stock repurchases	—	—	—	—	—	—	—	—	—	—	—	(75)	—	—	—	(75)
Series A Liberty Capital stock repurchases	—	—	—	—	—	—	—	—	—	—	—	(462)	—	—	—	(462)
Unwind of special purpose entity (note 9)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(750)	(750)
Liberty purchase of noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11)	(11)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(21)	(21)
Other	—	—	—	—	—	—	—	—	—	—	—	2	—	—	—	2
Balance at December 31, 2008	$—	1	—	5	—	6	—	—	—	—	—	25,132	70	(5,612)	155	19,757

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(1)                               Basis of Presentation

The accompanying consolidated financial statements include the accounts of Liberty Media Corporation and its controlled subsidiaries (collectively, “Liberty” or the “Company” unless the context otherwise requires).  All significant intercompany accounts and transactions have been eliminated in consolidation.

Liberty, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the video and on-line commerce, media, communications and entertainment industries in North America, South America, Europe and Asia.

Effective January 1, 2009, Liberty adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”).  Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest.  Among other matters, Statement 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of operations and the statement of comprehensive earnings.  Statement 160 and EITF Topic 08-6 also require that SAB 51 Gains for subsidiaries be recorded in equity and SAB 51 Gains for equity affiliates be recorded in earnings.  Liberty has applied the provisions of Statement 160 prospectively, except for the presentation and disclosure requirements, which have been applied retrospectively for all periods presented.

(2)                                 Tracking Stocks

On May 9, 2006, Liberty completed a restructuring (the “Restructuring”) pursuant to which the Company was organized as a new holding company.  In the Restructuring, Liberty became the new publicly traded parent company of Liberty Media LLC (formerly known as Liberty Media Corporation, “Old Liberty”).  In the Restructuring, each holder of Old Liberty’s common stock received for each share of Old Liberty’s Series A common stock held immediately prior to the Restructuring, 0.25 of a share of the Company’s Series A Liberty Interactive common stock and 0.05 of a share of the Company’s Series A Liberty Capital common stock, and for each share of Old Liberty’s Series B common stock held immediately prior to the Restructuring, 0.25 of a share of the Company’s Series B Liberty Interactive common stock and 0.05 of a share of the Company’s Series B Liberty Capital common stock, in each case, with cash in lieu of any fractional shares.  Liberty is the successor reporting company to Old Liberty.

Each tracking stock issued in the Restructuring is intended to track and reflect the economic performance of one of two groups, the Interactive Group and the Capital Group, respectively.

On March 3, 2008, Liberty completed a reclassification (the “Reclassification”) of its Liberty Capital common stock (herein referred to as “Old Liberty Capital common stock”) whereby each share of Old Series A Liberty Capital common stock was reclassified into four shares of Series A Liberty Entertainment common stock and one share of new Series A Liberty Capital common stock, and each share of Old Series B Liberty Capital common stock was reclassified into four shares of Series B Liberty Entertainment common stock and one share of new Series B Liberty Capital common stock.  The Liberty Entertainment common stock is intended to track and reflect the economic performance of the Entertainment Group.  The Reclassification did not change the businesses, assets and liabilities attributed to the Interactive Group.

Tracking stock is a type of common stock that the issuing company intends to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole.  While the Interactive Group, the Entertainment Group and the Capital Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements.  Holders of tracking stocks have no direct claim to the group’s stock or assets and are not represented by separate boards of directors.  Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The term “Interactive Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which Liberty has attributed to that group.  The assets and businesses Liberty has attributed to the Interactive Group are those engaged in video and on-line commerce, and include its interests in QVC, Inc. (“QVC”), Provide Commerce, Inc. (“Provide”), Backcountry.com, Inc. (“Backcountry”), Bodybuilding.com, LLC (“Bodybuilding”), BuySeasons, Inc. (“BuySeasons”), Expedia, Inc. (“Expedia”), HSN, Inc. (“HSN”), Interval Leisure Group, Inc. (“Interval”), Ticketmaster Entertainment, Inc. (“Ticketmaster”), Tree.com, Inc. (“Lending Tree”) and IAC/InterActiveCorp (“IAC”).  In addition, Liberty has attributed $2,263 million principal amount (as of December 31, 2008) of its public debt to the Interactive Group.  The Interactive Group will also include such other businesses, assets and liabilities that Liberty’s board of directors may in the future determine to attribute to the Interactive Group, including such other businesses and assets as Liberty may acquire for the Interactive Group.

Similarly, the term “Entertainment Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which Liberty has attributed to that group and which were previously attributed to the Capital Group.  The Entertainment Group focuses primarily on video programming, communications businesses and the direct-to-home satellite distribution business and includes Liberty’s ownership interest in The DIRECTV Group, Inc. (“DIRECTV”), as well as an equity collar on 98.75 million of shares of DIRECTV common stock and $1,981 million of borrowings against the put value of such equity collar.  Liberty has also attributed to the Entertainment Group its subsidiaries, Starz Entertainment, LLC (“Starz Entertainment”), FUN Technologies, Inc. (“FUN”), three regional sports television networks (“Liberty Sports Group”) and PicksPal, Inc. and equity interests in GSN, LLC and WildBlue Communications.  In addition, Liberty has attributed $633 million of corporate cash to the Entertainment Group.  The Entertainment Group will also include such other businesses, assets and liabilities that Liberty’s board of directors may in the future determine to attribute to the Entertainment Group, including such other businesses as Liberty may acquire for the Entertainment Group.

The term “Capital Group” also does not represent a separate legal entity, rather it represents all of Liberty’s businesses, assets and liabilities other than those which have been attributed to the Interactive Group or the Entertainment Group.  Subsequent to the Reclassification, the assets and businesses attributed to the Capital Group include Liberty’s subsidiaries:  Starz Media, LLC (“Starz Media”), Atlanta National League Baseball Club, Inc. (“ANLBC”), Leisure Arts, Inc. (“Leisure Arts”), TruePosition, Inc. (“TruePosition”) and WFRV and WJMN Television Station, Inc. (“WFRV TV Station”); and its interests in Time Warner Inc. and Sprint Nextel Corporation.  In addition, Liberty has attributed $1,496 million of cash, including subsidiary cash, $104 million of short-term marketable securities and $4,815 million principal amount (as of December 31, 2008) of its exchangeable senior debentures and other parent debt to the Capital Group.  The Capital Group will also include such other businesses, assets and liabilities that Liberty’s board of directors may in the future determine to attribute to the Capital Group, including such other businesses and assets as Liberty may acquire for the Capital Group.

See Exhibit 99.1 to this Annual Report on Form 10-K for unaudited attributed financial information for Liberty’s tracking stock groups.

Split Off Transaction

During the fourth quarter of 2008, the Board of Directors of Liberty approved a plan to redeem a portion of the outstanding shares of Liberty’s Entertainment Group tracking stock for all of the outstanding shares of a newly formed subsidiary of Liberty, Liberty Entertainment, Inc. (“LEI”), (the “Redemption”).  The Redemption and resulting separation of LEI from Liberty are referred to as the “Split Off.”

If the Redemption is completed, Liberty will redeem 90% of the outstanding shares of each series of Liberty Entertainment common stock for 100% of the outstanding shares of the same series of LEI, with cash in lieu of fractional shares, in each case, as of a date to be determined by the board of Liberty (the “Redemption Date”).  Immediately following the Redemption Date, the holders of Liberty Entertainment common stock will own 100% of the outstanding equity of LEI.  At the time of the Split Off, LEI will hold Liberty’s interests in DIRECTV (and related collars and debt), Liberty Sports Group, FUN, PicksPal and GSN.  In addition Liberty will transfer up to $300 million in cash to LEI prior to the Split Off.  The Split

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Off is conditioned on, among other matters, receipt of stockholder approval and receipt of a private letter ruling from the IRS and a tax opinion from tax counsel and is expected to occur in the second quarter of 2009.  The Split Off will be accounted for at historical cost due to the fact that the LEI common stock is to be distributed pro rata to holders of Liberty Entertainment tracking stock.

Subsequent to the Split Off, Liberty Entertainment Group will be comprised of Liberty’s interests in Starz Entertainment and WildBlue Communications and cash.

(3)                                 Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

Receivables

Receivables are reflected net of an allowance for doubtful accounts.  Such allowance aggregated $105 million and $80 million at December 31, 2008 and 2007, respectively.  A summary of activity in the allowance for doubtful accounts is as follows:

	Balance	Additions			Balance
	beginning	Charged		Deductions-	end of
	of year	to expense	Acquisitions	write-offs	year
	amounts in millions

2008	$80	67	1	(43)	105
2007	$72	41	1	(34)	80
2006	$66	27	14	(35)	72

Inventory

Inventory, consisting primarily of products held for sale, is stated at the lower of cost or market.  Cost is determined by the average cost method, which approximates the first-in, first-out method.

Program Rights

Program rights are amortized on a film-by-film basis over the anticipated number of exhibitions.  Program rights payable are initially recorded at the estimated cost of the programs when the film is available for airing.

Investment in Films and Television Programs

Investment in films and television programs generally includes the cost of proprietary films and television programs that have been released, completed and not released, in production, and in development or pre-production.  Capitalized costs include the acquisition of story rights, the development of stories, production labor, postproduction costs and allocable overhead and interest costs.  Investment in films and television programs is stated at the lower of unamortized cost or estimated fair value on an individual film basis.  Investment in films and television programs is amortized using the individual-film-forecast method, whereby the costs are charged to expense and participation and residual costs are accrued based on the proportion that current revenue from the films bear to an estimate of total revenue anticipated from all markets (ultimate revenue).  Ultimate revenue estimates generally may not exceed ten years following the date of initial release or from the date of delivery of the first episode for episodic television series.

Estimates of ultimate revenue involve uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Investment in films and television programs in development or pre-production is periodically reviewed to determine whether they will ultimately be used in the production of a film.  Costs of films in development

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Notes to Consolidated Financial Statements, continued

or pre-production are charged to expense if the project is abandoned, or if the film has not been set for production within three years from the time of the first capitalized transaction.

The investment in films and television programs is reviewed for impairment on a title-by-title basis when an event or change in circumstances indicates that a film should be assessed.  If the estimated fair value of a film is less than its unamortized cost, then the excess of unamortized costs over the estimated fair value is charged to expense.

Investments

All marketable equity and debt securities held by the Company are classified as available-for-sale (“AFS”) and are carried at fair value generally based on quoted market prices.  Effective January 1, 2008, Liberty adopted the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“Statement 159”).  Statement 159 permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity’s statement of operations.  Previously under Statement of Financial Accounting Standards No. 115 (“Statement 115”), entities were required to recognize changes in fair value of AFS securities in the balance sheet in accumulated other comprehensive earnings.  Liberty has entered into economic hedges for many of its non-strategic AFS securities (although such instruments are not accounted for as fair value hedges by the Company).  Changes in the fair value of these economic hedges are reflected in Liberty’s statement of operations as unrealized gains (losses).  In order to better match the changes in fair value of the subject AFS securities and the changes in fair value of the corresponding economic hedges in the Company’s financial statements, Liberty has elected to apply the provisions of Statement 159 to those of its AFS securities (“Statement 159 Securities”) which it considers to be non-strategic.  Accordingly, changes in the fair value of Statement 159 Securities, as determined by quoted market prices, are reported in realized and unrealized gain (losses) on financial instruments in the accompanying December 31, 2008 consolidated statement of operations.  The amount of unrealized gains related to the Statement 159 Securities and included in accumulated other comprehensive earnings in the Company’s balance sheet as of the date of adoption of Statement 159 aggregated $1,040 million and has been reclassified to accumulated deficit.  The total value of AFS securities for which the Company has elected the fair value option aggregated $2,089 million as of December 31, 2008.  Liberty continues to account for its investment in IAC/InterActiveCorp under the provisions of Statement 115.

Other investments in which the Company’s ownership interest is less than 20% and are not considered marketable securities are carried at cost.

For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used.  Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received.  Losses are limited to the extent of the Company’s investment in, advances to and commitments for the investee.  In the event the Company is unable to obtain accurate financial information from an equity affiliate in a timely manner, the Company records its share of earnings or losses of such affiliate on a lag.  The Company’s share of net earnings or loss of affiliates also includes any other than temporary declines in fair value recognized during the period.

Prior to January 1, 2009, changes in the Company’s proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee (“SAB 51 Gain”), are recognized as increases or decreases in stockholders’ equity.

The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary.  The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company’s carrying value; the severity of the decline; and the financial condition, operating performance and near term prospects of the investee.  In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts’ ratings and estimates of 12 month share price

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Notes to Consolidated Financial Statements, continued

targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value.  If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value.  In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment.  The Company’s assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company’s estimates and judgments.  Writedowns for cost investments and AFS securities accounted for under Statement 115 are included in the consolidated statements of operations as other than temporary declines in fair values of investments.  Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

Derivative Instruments and Hedging Activities

The Company uses various derivative instruments including equity collars, bond swaps and interest rate swaps to manage fair value and cash flow risk associated with many of its investments and some of its variable rate debt.  Liberty’s derivative instruments are executed with counterparties who are well known major financial institutions.  While Liberty believes these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk.  Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument.  To protect itself against credit risk associated with these counterparties the Company generally:

•                  executes its derivative instruments with several different counterparties, and

•                  executes equity derivative instrument agreements which contain a provision that requires the counterparty to post the “in the money” portion of the derivative instrument into a cash collateral account for the Company’s benefit, if the respective counterparty’s credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor’s rating of A- and/or Moody’s rating of A3.

Due to the importance of these derivative instruments to its risk management strategy, Liberty actively monitors the creditworthiness of each of its counterparties.  Based on its analysis, the Company currently considers nonperformance by any of its counterparties to be unlikely.

Liberty accounts for its derivatives pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement 133”) and related amendments and interpretations.  All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value.  If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings.  If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the statement of operations when the hedged item affects earnings.  Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.  If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings.  The Company has entered into several interest rate swap agreements to mitigate the cash flow risk associated with interest payments related to certain of its variable rate debt.  Through November 2008, certain of these interest rate swap arrangements were designated as cash flow hedges.  The Company assessed the effectiveness of its interest rate swaps using the hypothetical derivative method.  Hedge ineffectiveness had no significant impact on earnings for the years ended December 31, 2008 and 2007.  In December 2008, the interest rate swaps were determined to be ineffective due to changes in the interest rates on the underlying debt and no longer qualify as cash flow hedges.  None of the Company’s other derivatives have been designated as hedges.

The fair value of the Company’s equity collars and other similar derivative instruments is estimated using the Black-Scholes model.  The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate.  The Company obtains volatility rates from pricing services based on the expected volatility of the underlying security over the remaining term of the derivative instrument.  A discount rate is obtained at

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

the inception of the derivative instrument and updated each reporting period based on the Company’s estimate of the discount rate at which it could currently settle the derivative instrument.  The Company considers its own credit risk as well as the credit risk of its counterparties in estimating the discount rate.  Considerable management judgment is required in estimating the Black-Scholes variables.  Actual results upon settlement or unwinding of derivative instruments may differ materially from these estimates.

Effective January 1, 2007, Liberty adopted Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140” (“Statement 155”).  Statement 155, among other things, amends Statement 133 and permits fair value remeasurement of hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation.  Under Statement 133, Liberty reported the fair value of the call option feature of its exchangeable senior debentures separate from the long-term debt.  The long-term debt portion was reported as the difference between the face amount of the debenture and the fair value of the call option feature on the date of issuance and was accreted through interest expense to its face amount over the expected term of the debenture.  Pursuant to the provisions of Statement 155, Liberty accounts for its exchangeable senior debentures at fair value rather than bifurcating such instruments into a debt instrument and a derivative instrument.  Decreases in the fair value of the exchangeable debentures are included in realized and unrealized gains on financial instruments in the accompanying consolidated statements of operations and aggregated $1,509 million and $541 million for the years ended December 31, 2008 and 2007, respectively.

The impact—increase/(decrease)—on Liberty’s January 1, 2007 balance sheet of the adoption of Statement 155 is as follows (amounts in millions):

Other assets	$(47)
Long-term financial instrument liabilities	$(1,280)
Long-term debt	$1,848
Deferred income tax liabilities	$(234)
Accumulated deficit	$381

Property and Equipment

Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

Intangible Assets

The Company accounts for its intangible assets pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement 142”).  Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, “indefinite lived intangible assets”) not be amortized, but instead be tested for impairment at least annually.  Equity method goodwill is also not amortized, but is considered for impairment pursuant to Accounting Principles Board Opinion No. 18.  Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement 144”).

Statement 142 requires the Company to perform an annual assessment of whether there is an indication that goodwill is impaired.  In performing this assessment, Statement 142 requires that the estimated fair value of a reporting unit be compared to its carrying value, including goodwill (the “Step 1 Test”).  Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, public trading prices and the amount and timing of expected future cash flows.  The cash flows employed in Liberty’s valuation analysis are based on management’s best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years.  There is no assurance that actual results in the future will approximate these forecasts.  For those reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss (the “Step 2 Test”).  In the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Step 2 Test, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill.  The difference between such allocated amount and the carrying value of the goodwill is recorded as an impairment charge.

Statement 142 requires the Company to consider equity method affiliates as separate reporting units.  As a result, a portion of the Company’s goodwill balance is allocated to various reporting units which include a single equity method investment as its only asset.  To the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

Impairment of Long-lived Assets

Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill and indefinite-lived intangibles) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable.  If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized.  Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value.  The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate.  Considerable management judgment is necessary to estimate the fair value of assets.  Accordingly, actual results could vary significantly from such estimates.  Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Noncontrolling Interests

Prior to the adoption of Statement 160, recognition of noncontrolling interests’ share of losses of subsidiaries was generally limited to the amount of such noncontrolling interests’ allocable portion of the common equity of those subsidiaries.

Foreign Currency Translation

The functional currency of the Company is the United States (‘‘U.S.’’) dollar.  The functional currency of the Company’s foreign operations generally is the applicable local currency for each foreign subsidiary.  Assets and liabilities of foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations are translated at the average exchange rates in effect during the applicable period.  The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise.  Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

Revenue Recognition

Revenue is recognized as follows:

•                  Revenue from retail sales is recognized at the time of shipment to customers.  An allowance for returned merchandise is provided as a percentage of sales based on historical experience.  The total reduction in sales due to returns for the years ended December 31, 2008, 2007 and 2006 aggregated $1,760 million, $1,651 million and $1,554 million, respectively.  Sales tax collected from customers on retail sales is recorded on a net basis and is not included in revenue.

•                  Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

•                  Revenue from sales and licensing of software and related service and maintenance is recognized pursuant to Statement of Position No. 97-2, “Software Revenue Recognition.” For multiple element contracts with vendor specific objective evidence, the Company recognizes revenue for each specific element when the earnings process is complete.  If vendor specific objective evidence does not exist, revenue is deferred and recognized on a straight-line basis over the remaining term of the maintenance period after all other elements have been delivered.

•                  Revenue relating to proprietary films is recognized in accordance with Statement of Position (SOP) 00-02, Accounting by Producers or Distributors of Films.  Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company’s participation in box office receipts.  Revenue from television licensing is recognized when the film or program is complete in accordance with the terms of the arrangement, the license period has begun and is available for telecast or exploitation.

Cost of Sales

Cost of sales primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

Advertising Costs

Advertising costs generally are expensed as incurred.  Advertising expense aggregated $392 million, $169 million and $112 million for the years ended December 31, 2008, 2007 and 2006, respectively.  Co-operative marketing costs are recognized as advertising expense to the extent an identifiable benefit is received and fair value of the benefit can be reasonably measured.  Otherwise, such costs are recorded as a reduction of revenue.

Stock-Based Compensation

FASB Statement 123R

As more fully described in note 16, the Company has granted to its directors, employees and employees of its subsidiaries options and stock appreciation rights (“SARs”) to purchase shares of Liberty common stock (collectively, “Awards”).  In addition, QVC had granted combination stock options/SARs (“QVC Awards”) to certain of its employees.  The Company accounts for stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“Statement 123R”).  Statement 123R generally requires companies to measure the cost of employee services received in exchange for an Award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the Award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the Award).  Statement 123R also requires companies to measure the cost of employee services received in exchange for an Award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the Award, and to remeasure the fair value of the Award at each reporting date.

The Company adopted Statement 123R effective January 1, 2006.  In connection with such adoption, the Company recorded an $89 million transition adjustment loss, which is net of related income taxes of $31 million.  Under Statement 123R, the QVC Awards were required to be bifurcated into a liability award and an equity award.  Previously no liability was recorded.  The transition adjustment primarily represents the fair value of the liability portion of the QVC Awards at January 1, 2006.  The transition adjustment is reflected in the accompanying consolidated statement of operations as the cumulative effect of accounting change.

Included in selling, general and administrative expenses in the accompanying consolidated statements of operations are the following amounts of stock-based compensation (amounts in millions):

Years ended:
December 31, 2008	$50
December 31, 2007	$93
December 31, 2006	$67

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Notes to Consolidated Financial Statements, continued

As of December 31, 2008, the total unrecognized compensation cost related to unvested Liberty equity Awards was approximately $90 million.  Such amount will be recognized in the Company’s consolidated statements of operations over a weighted average period of approximately 2.1 years.

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards.  The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the company operates for the year in which those temporary differences are expected to be recovered or settled.  Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not such net deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, Liberty adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority, the Company may record a benefit for such tax position in its consolidated financial statements.

The impact—increase/(decrease)—on Liberty’s balance sheet of the January 1, 2007 adoption of FIN 48 is as follows (amounts in millions):

Tax liabilities (including interest and penalties)	$(634)
Goodwill	$(31)
Deferred tax liabilities	$36
Accumulated deficit	$(574)
Other assets	$7

When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law.  Such interest expense is included in interest expense in the accompanying consolidated statements of operations.  Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying consolidated statements of operations.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share (“EPS”) is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period.  Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented.

Liberty Series A and Series B Common Stock

The basic EPS calculation is based on 2,803 million weighted average outstanding shares of Liberty common stock for the period from January 1, 2006 to May 9, 2006.  The diluted EPS calculation for the period from January 1, 2006 to May 9, 2006 includes 5 million dilutive securities.  However, due to the relative insignificance of these dilutive securities, their inclusion does not impact the EPS amount as reported in the accompanying consolidated statement of operations.

The cumulative effect of accounting change per common share for the period from January 1, 2006 to May 9, 2006 was a loss of $0.03.

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Notes to Consolidated Financial Statements, continued

Earnings from discontinued operations per common share was less than $.01 for 2006.

Old Series A and Series B Liberty Capital Common Stock

Old Liberty Capital basic EPS for (i) the period from January 1, 2008 to the Reclassification, (ii) the year ended December 31, 2007 and (iii) the period from the Restructuring to December 31, 2006 was computed by dividing the net earnings attributable to the Capital Group by the weighted average outstanding shares of Old Liberty Capital common stock for the period (129 million, 132 million and 140 million, respectively).  Fully diluted EPS for the two months in 2008 and for the year ended December 31, 2007 includes 1 million common stock equivalents.  Due to the relative insignificance of the dilutive securities for the period from the Restructuring to December 31, 2006, their inclusion does not impact the EPS amount.

Earnings from discontinued operations per common share for the year ended December 31, 2007 and for the period from the Restructuring to December 31, 2006 is $1.13 and $1.62, respectively.

Series A and Series B Liberty Interactive Common Stock

Liberty Interactive basic EPS for the years ended December 31, 2008 and 2007 and for the period from the Restructuring to December 31, 2006 was computed by dividing the net earnings attributable to the Interactive Group by the weighted average outstanding shares of Liberty Interactive common stock for the period (594 million, 634 million and 670 million, respectively).  Fully diluted EPS for the year ended December 31, 2007 includes 2 million common stock equivalents.  Due to the relative insignificance of the dilutive securities for the year ended December 31, 2008 and for the period from the Restructuring to December 31, 2006, their inclusion does not impact the EPS amount.  Excluded from diluted EPS for the year ended December 31, 2008 are approximately 34 million potential common shares because their inclusion would be anti-dilutive.

Series A and Series B Liberty Entertainment Common Stock

Liberty Entertainment basic EPS for the period from the Reclassification to December 31, 2008 was computed by dividing the net earnings attributable to the Entertainment Group by the weighted average outstanding shares of Liberty Entertainment common stock for the period (517 million).  Fully diluted EPS for such period includes 3 million common stock equivalents.  Excluded from diluted EPS for the year ended December 31, 2008 are approximately 21 million potential common shares because their inclusion would be anti-dilutive.

Series A and Series B Liberty Capital Common Stock

Liberty Capital basic and fully diluted EPS for the period from the Reclassification to December 31, 2008 was computed by dividing the net earnings attributable to the Capital Group by the weighted average outstanding shares of Liberty Capital common stock for the period (113 million).  Excluded from diluted EPS for the year ended December 31, 2008 are approximately 4 million potential common shares because their inclusion would be anti-dilutive.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Liberty considers (i) fair value measurements, (ii) its accounting for income taxes, (iii) its assessment of other than temporary declines in value of its investments and (iv) its estimates of retail related adjustments and allowances to be its most significant estimates.

Liberty holds investments that are accounted for using the equity method.  Liberty does not control the decision making process or business management practices of these affiliates.  Accordingly, Liberty relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that Liberty uses in the application of the equity method.  In addition, Liberty relies on audit reports that are provided by the affiliates’ independent auditors on the financial statements of such affiliates.  The Company is not aware, however, of any errors in or possible misstatements of the financial

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

information provided by its equity affiliates that would have a material effect on Liberty’s consolidated financial statements.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“Statement 141R”).  Statement 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“Statement 141”), although it retains the fundamental requirement in Statement 141 that the acquisition method of accounting be used for all business combinations.  Statement 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination.  Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year after December 15, 2008.

(4)                                 Supplemental Disclosures to Consolidated Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
	amounts in millions
Cash paid for acquisitions:
Fair value of assets acquired	$89	290	1,494
Net liabilities assumed	(29)	(41)	(227)
Deferred tax liabilities	17	1	(48)
Noncontrolling interest	—	—	(72)
Exchange of cost investment	—	—	(235)
Common stock issued	—	(7)	(36)
Cash paid for acquisitions, net of cash acquired	$77	243	876

Available-for-sale securities exchanged for consolidated subsidiaries, equity investment and cash	$10,143	1,718	—

Cash paid for interest	$659	607	510

Cash paid for income taxes	$374	195	152

At December 31, 2008, Liberty’s short-term marketable securities, which are included in other current assets, represent an investment in The Reserve Primary Fund (the “Primary Fund”), a money market fund that has suspended redemptions and is being liquidated.  In mid-September, the net asset value of the Primary Fund decreased below $1 per share.  Accordingly, Liberty recorded an $8 million loss to recognize its pro rata share of the estimated loss in this investment.  Liberty has requested the redemption of its investment in the Primary Fund, and expects distributions will occur as the Primary Fund’s assets mature or are sold.  While Liberty expects to receive substantially all of its current holdings in the Primary Fund, it cannot predict when this will occur or the amount it will receive.  Accordingly, Liberty has reclassified its investment in the Primary Fund of $104 million from cash and cash equivalents to short-term investments in the accompanying consolidated balance sheet as of December 31, 2008.

(5)                                 Discontinued Operations

Sale of OpenTV Corp.

On January 16, 2007, Liberty completed the sale of its controlling interest in OpenTV Corp. (“OPTV”) to an unaffiliated third party for cash consideration of $132 million.  Liberty recognized a pre-tax gain of $65 million upon consummation of the sale.  Such gain is included in earnings from discontinued operations in the accompanying consolidated statement of operations.  OPTV was attributed to the Capital Group.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Sale of Ascent Entertainment Group, Inc.

On April 4, 2007, Liberty consummated a transaction with an unaffiliated third party pursuant to which Liberty sold its 100% ownership interest in Ascent Entertainment Group, Inc. (“AEG”) for $332 million in cash and 2.05 million shares of common stock of the buyer valued at approximately $50 million.  Liberty recognized a pre-tax gain of $163 million upon consummation of the sale.  Such gain is included in earnings from discontinued operations.  AEG’s primary operating subsidiary is On Command Corporation.  AEG was attributed to the Capital Group.

The consolidated financial statements and accompanying notes of Liberty have been prepared reflecting OPTV and AEG as discontinued operations.  Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of these subsidiaries have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings and statements of cash flows and have been reported separately in such consolidated financial statements.

Earnings from discontinued operations attributable to Liberty Media Corporation shareholders aggregated $149 million and $220 million for the years ended December 31, 2007 and 2006, respectively.  Certain combined statement of operations information for OPTV and AEG, which is included in earnings from discontinued operations, is as follows:

	Years ended December 31,
	2007	2006
	amounts in millions

Revenue	$59	335
Earnings (loss) before income taxes and noncontrolling interests	$160	(30)

(6)                                 Assets and Liabilities Measured at Fair Value

Effective January 1, 2008, Liberty adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“Statement 157”).  Statement 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements.  In February 2008, the FASB issued Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”).  FSP 157-2 delayed the effective date of Statement 157 for (i) non-financial assets and liabilities that are not remeasured at fair value on a recurring basis and (ii) fair value measurements required for impairment analysis of nonfinancial assets acquired in business combinations, goodwill, identifiable intangible assets and other long-lived assets.  The provisions of FSP 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.

Statement 157 provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels.  Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.  Level 3 inputs are unobservable inputs for the asset or liability.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The Company’s assets and liabilities measured at fair value are as follows:

		Fair Value Measurements at December 31, 2008 Using
		Quoted prices	Significant other	Significant
		in active markets	observable	unobservable
		for identical assets	inputs	inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
		amounts in millions

Available-for-sale securities	$2,828	2,609	219	—
Financial instrument assets	$2,485	—	2,485	—
Financial instrument liabilities	$742	392	350	—
Debt	$1,691	—	1,691	—

The Company uses the Black Scholes Model to estimate fair value for the majority of its Level 2 financial instrument assets and liabilities using observable inputs such as exchange-traded equity prices, risk-free interest rates, dividend yields and volatilities obtained from pricing services.  For the Company’s debt instruments reported at fair value, the Company gets quoted market prices from pricing services or from evidence of observable inputs, some of which may be obtained using third-party brokers.  However, the Company does not believe such instruments are traded on “active markets,” as defined in Statement 157.  Accordingly, the debt instruments are reported in the foregoing table as Level 2 fair value.

Statement 157 requires the incorporation of a credit risk valuation adjustment in the Company’s fair value measurements to estimate the impact of both its own nonperformance risk and the nonperformance risk of its counterparties.  The Company estimates credit risk associated with its and its counterparties nonperformance primarily by using observable credit default swap rates for terms similar to those of the remaining life of the instrument, adjusted for any master netting arrangements or other factors that provide an estimate of nonperformance risk.  These are Level 3 inputs.  However, as the credit risk valuation adjustments were not significant, the Company continues to report its equity collars, interest rate swaps and put options as Level 2.

(7)                                 Investments in Available-for-Sale Securities and Other Cost Investments

Investments in AFS securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	December 31,
	2008	2007
	amounts in millions
Capital Group
Time Warner Inc. (“Time Warner”) (1)	$1,033	1,695
Sprint Nextel Corporation (“Sprint”) (2)	160	1,150
Motorola, Inc. (“Motorola”) (3)	328	1,187
Viacom, Inc.	145	333
Embarq Corporation (4)	157	216
Other AFS equity securities (5)	40	104
Other AFS debt securities	224	156
Other cost investments and related receivables	31	32
Total attributed Capital Group	2,118	4,873
Interactive Group
IAC/InterActiveCorp (“IAC”)	638	1,863
Other AFS securities	101	181
Total attributed Interactive Group	739	2,044
Entertainment Group
News Corporation	—	10,647
Other	2	5
Total attributed Entertainment Group	2	10,652

Consolidated Liberty	$2,859	17,569

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

(1)               Includes $91 million and $150 million of shares pledged as collateral for share borrowing arrangements at December 31, 2008 and 2007, respectively.

(2)               Includes $17 million and $118 million of shares pledged as collateral for share borrowing arrangements at December 31, 2008 and 2007, respectively.

(3)               Includes $230 million and $833 million of shares pledged as collateral for share borrowing arrangements at December 31, 2008 and 2007, respectively.

(4)               Includes $16 million and $22 million of shares pledged as collateral for share borrowing arrangements at December 31, 2008 and 2007, respectively.

(5)               Includes $38 million and $60 million of shares pledged as collateral for share borrowing arrangements at December 31, 2008 and 2007, respectively.

Time Warner

On May 17, 2007, Liberty completed a transaction (the “Time Warner Exchange”) with Time Warner in which Liberty exchanged approximately 68.5 million shares of Time Warner common stock valued at $1,479 million for a subsidiary of Time Warner which held ANLBC, Leisure Arts and $984 million in cash.  Liberty recognized a pre-tax gain of $582 million based on the difference between the fair value and the weighted average cost basis of the Time Warner shares exchanged.

CBS Corporation

On April 16, 2007, Liberty completed a transaction (the “CBS Exchange”) with CBS Corporation pursuant to which Liberty exchanged all of its 7.6 million shares of CBS Class B common stock valued at $239 million for a subsidiary of CBS that held WFRV TV Station and approximately $170 million in cash.  Liberty recognized a pre-tax gain of $31 million based on the difference between the fair value and the weighted average cost basis of the CBS shares exchanged.

On a pro forma basis, the results of operations of ANLBC, Leisure Arts and WFRV TV Station are not significant to those of Liberty for the years ended December 31, 2007 and 2006.

IAC/InterActiveCorp

In the first quarter of 2008, Liberty purchased an additional 14 million shares of IAC common stock in a private transaction for cash consideration of $339 million.

On August 21, 2008, IAC completed the spin off of four separate subsidiaries, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster Entertainment Inc. and Tree.com, Inc., to its shareholders, including Liberty.  Subsequent to these spin offs Liberty held an approximate 30% ownership interest in each of these companies and accordingly, accounts for them using the equity method of accounting.

At December 31, 2008, Liberty owned approximately 29% of IAC common stock representing an approximate 60% voting interest.  However, under governance arrangements existing at December 31, 2008, Mr. Barry Diller, the Chairman of IAC, voted Liberty’s shares, subject to certain limitations.  Due to this voting arrangement and the fact that Liberty has rights to appoint only two of the twelve members of the IAC board of directors, Liberty’s ability to exert significant influence over IAC is limited.  Accordingly, Liberty accounts for this investment as an AFS security.

News Corporation

On February 27, 2008, Liberty exchanged all of its shares of News Corporation common stock for a subsidiary of News Corporation.  See note 8 for further discussion of this transaction.

Other Than Temporary Declines in Fair Value of Investments

During the years ended December 31, 2008, 2007 and 2006, Liberty determined that certain of its AFS securities and cost investments experienced other than temporary declines in value.  The primary factors

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

considered by Liberty in determining the timing of the recognition for these impairments was the length of time the investments traded below Liberty’s cost bases, the severity of the declines and the lack of near-term prospects for recovery in the stock prices.  As a result, the carrying amounts of such investments were adjusted to their respective fair values based primarily on quoted market prices at the balance sheet date.  These adjustments are reflected as other than temporary declines in fair value of investments in the consolidated statements of operations.  The Company’s 2008 other than temporary declines in value include $440 million related to its investment in IAC.

Unrealized Holdings Gains and Losses

Unrealized holding gains and losses related to investments in AFS securities are summarized below.

	December 31, 2008		December 31, 2007
	Equity	Debt	Equity	Debt
	securities	securities	securities	securities
	amounts in millions

Gross unrealized holding gains	$9	—	6,249	—
Gross unrealized holding losses	$(4)	—	—	(12)

The aggregate fair value of securities with unrealized holding losses at December 31, 2008 was $638 million.  None of these securities had unrealized losses for more than 12 continuous months.

(8)                                 Investments in Affiliates Accounted for Using the Equity Method

Liberty has various investments accounted for using the equity method.  The following table includes Liberty’s carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 2008 and the carrying amount at December 31, 2007:

	December 31,		December 31,
	2008		2007
	Percentage	Carrying	Carrying
	ownership	amount	amount
		dollar amounts in millions
Entertainment Group
DIRECTV	54%	$13,085	—
Other	various	281	249
Interactive Group
Expedia	24%	559	1,301
Other	various	342	10
Capital Group
Other	various	223	257
		$14,490	1,817

The following table presents Liberty’s share of earnings (losses) of affiliates:

	Years ended December 31,
	2008	2007	2006
	amounts in millions
Entertainment Group
DIRECTV	$404	—	—
Other	14	13	14
Interactive Group
Expedia	(726)	68	50
Other	(466)	9	(3)
Capital Group
Other	(64)	(68)	30
	$(838)	22	91

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

DIRECTV

On February 27, 2008, Liberty completed a transaction with News Corporation (the “News Corporation Exchange”) in which Liberty exchanged all of its 512.6 million shares of News Corporation common stock valued at $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, three regional sports television networks that now comprise Liberty Sports Group and $463 million in cash.  In addition, Liberty incurred $21 million of acquisition costs.  Liberty recognized a pre-tax gain of $3,665 million based on the difference between the fair value and the cost basis of the News Corporation shares exchanged.

Liberty accounted for the News Corporation Exchange as a nonmonetary exchange under APB Opinion No. 29 “Accounting for Nonmonetary Transactions.”  Accordingly, Liberty recorded the assets received at an amount equal to the fair value of the News Corporation common stock given up.  Such amount was allocated to DIRECTV and Liberty Sports Group based on their relative fair values as follows (amounts in millions):

Cash	$463
DIRECTV	10,765
Liberty Sports Group	448
Deferred tax liability	(1,512)
Total	$10,164

Liberty estimated the fair values of Liberty Sports Group and DIRECTV’s assets using a combination of discounted cash flows and market prices for comparable assets.

At the time of closing, the value attributed to Liberty’s investment in DIRECTV exceeded Liberty’s proportionate share of DIRECTV’s equity by $8,022 million.  Due to additional purchases of DIRECTV stock by Liberty and stock repurchases by DIRECTV, such excess basis has increased to $10,483 million as of December 31, 2008.  Such amount has been allocated within memo accounts used for equity accounting purposes as follows (amounts in millions):

		Useful life

Subscriber list	$2,895	7 years
Trade name	3,505	Indefinite
Orbital slots	4,836	Indefinite
Goodwill	3,322	Indefinite
Satellites	189	12 years
Software technology	611	8 years
Liabilities	(101)	1-5 years
Deferred tax liability	(4,774)
Total	$10,483

Amortization related to the intangible assets with identifiable useful lives within the memo accounts is included in Liberty’s share of earnings of DIRECTV in the accompanying condensed consolidated statement of operations and aggregated $224 million (net of related taxes) for the 10 months ended December 31, 2008.

The following unaudited pro forma information for Liberty for the years ended December 31, 2008 and 2007 was prepared assuming the News Corporation Exchange occurred on January 1, 2008 and January 1, 2007, respectively.  The pro forma amounts are not necessarily indicative of operating results that

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

would have been obtained if the News Corporation Exchange had occurred on such dates.

	Years ended
	December 31,
	2008	2007
	amounts in millions

Revenue	$10,120	9,638
Earnings (loss) from continuing operations	$(1,940)	2,137
Net earnings (loss)	$(1,940)	2,286

The foregoing earnings (loss) from continuing operations and net earnings (loss) amounts exclude the gain and related tax benefit recognized in connection with the News Corporation Exchange.

On April 3, 2008, Liberty purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of $1.98 billion.  Liberty funded the purchase with borrowings against a newly executed equity collar on 110 million DIRECTV common shares.  As of May 5, 2008, Liberty’s ownership in DIRECTV was approximately 47.9%, and Liberty and DIRECTV entered into a standstill agreement.  Pursuant to the standstill agreement, in the event Liberty’s ownership interest goes above 47.9% due to stock repurchases by DIRECTV Liberty has agreed to vote its shares of DIRECTV which represent the excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than Liberty.  Accordingly, although Liberty’s economic ownership in DIRECTV is above 50%, Liberty continues to account for such investment using the equity method of accounting.  Liberty records its share of DIRECTV’s earnings based on its economic interest in DIRECTV.

The market value of the Company’s investment in DIRECTV was $12,571 million at December 31, 2008.  Summarized unaudited financial information for DIRECTV is as follows:

DIRECTV Consolidated Balance Sheet

December 31,
2008
amounts in millions

Current assets	$4,044
Satellites, net	2,476
Property and equipment, net	4,171
Goodwill	3,753
Intangible assets	1,172
Other assets	923
Total assets	$16,539

Current liabilities	$3,585
Deferred income taxes	524
Long-term debt	5,725
Other liabilities	1,749
Noncontrolling interest	103
Stockholders’ equity	4,853
Total liabilities and equity	$16,539

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

DIRECTV Consolidated Statement of Operations

Year ended
December 31, 2008
amounts in millions

Revenue	$19,693
Costs of revenue	(9,948)
Selling, general and administrative expenses	(4,730)
Depreciation and amortization	(2,320)
Operating income	2,695

Interest expense	(360)
Other income, net	44
Income tax expense	(864)
Earnings from continuing operations	1,515
Earnings from discontinued operations	6
Net earnings	$1,521

Expedia

Our share of losses of Expedia for the year ended December 31, 2008 includes a $119 million other than temporary impairment charge.  The market value of the Company’s investment in Expedia was $570 million and $2,189 million at December 31, 2008 and 2007, respectively.  Summarized unaudited financial information for Expedia is as follows:

Expedia Consolidated Balance Sheets

	December 31,
	2008	2007
	amounts in millions

Current assets	$1,199	1,046
Property and equipment	248	179
Goodwill	3,539	6,006
Intangible assets	833	971
Other assets	75	93
Total assets	$5,894	8,295

Current liabilities	$1,566	1,774
Deferred income taxes	190	351
Long-term debt	1,545	1,085
Other liabilities	212	205
Noncontrolling interest	53	62
Stockholders’ equity	2,328	4,818
Total liabilities and equity	$5,894	8,295

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Expedia Consolidated Statements of Operations

	Years ended December 31,
	2008	2007	2006
	amounts in millions

Revenue	$2,937	2,665	2,238
Cost of revenue	(635)	(562)	(503)
Gross profit	2,302	2,103	1,735
Selling, general and administrative expenses	(1,666)	(1,496)	(1,226)
Amortization	(69)	(78)	(111)
Impairment of long-lived assets	(2,996)	—	(47)
Operating income (loss)	(2,429)	529	351

Interest expense	(72)	(53)	(17)
Interest income	30	39	32
Other income (expense)	(41)	(16)	18
Income tax expense	(6)	(203)	(139)
Net earnings (loss)	$(2,518)	296	245

Spin Off Companies from IAC

As described in note 7, IAC completed the spin off of HSN, Interval, Ticketmaster and Lending Tree (the “IAC Spin Off Companies”) on August 21, 2008.  Liberty received an approximate 30% ownership interest in each of the IAC Spin Off Companies.  Liberty allocated its carrying value in IAC prior to the spin off among IAC and the IAC Spin Off Companies based on their relative fair values at the time of the spin off.  Liberty received no super voting shares in and has no special voting arrangements with respect to any of the IAC Spin Off Companies (other than with respect to the election of directors), and therefore, accounts for its interests using the equity method of accounting.  Liberty has elected to record its share of earnings/losses for each of the IAC Spin Off Companies on a three month lag due to timeliness considerations.  Since the spin off occurred in the third quarter of 2008, Liberty recorded its initial share of income or losses for the IAC Spin Off Companies in the fourth quarter of 2008.  Such net losses aggregated $464 million, including other than temporary impairment charges of $136 million, $242 million and $85 million related to the Company’s investments in Interval, Ticketmaster and HSN, respectively.

(9)           Investment in Special Purpose Entity

In April 2007, Liberty and a third party financial institution (the “Financial Institution”) jointly created a series of special purpose entities (the “Investment Fund”).  Pursuant to the terms of the Investment Fund, a Liberty subsidiary borrowed $750 million from the Financial Institution with the intent to invest such proceeds in a portfolio of selected debt and mezzanine-level instruments of companies in the telecommunications, media and technology sectors (the “Debt Securities”).  One of the special purpose entities (“MFC”) in the Investment Fund was a variable interest entity of which the Financial Institution was deemed the primary beneficiary and thus its parent for consolidation purposes.  Liberty contributed the borrowed funds to MFC in exchange for a mandatorily redeemable preferred stock interest.  MFC subsequently invested the proceeds as an equity investment in another special purpose entity (“LCAP Investments LLC”) which will make and hold the investments in the Debt Securities.  A Liberty subsidiary separately made a nominal investment in LCAP Investments LLC which allows it to serve as its Managing Member. LCAP Investments LLC is considered a variable interest entity of which Liberty is deemed the primary beneficiary as a result of various special profit and loss allocations set forth in the governing agreements.  As a result, LCAP Investments LLC is treated as a consolidated subsidiary of Liberty.  Liberty is required to post cash collateral for the benefit of the Financial Institution of up to 20% of the cost of the Debt Securities.

Prior to the first quarter of 2008, the various accounting treatment determinations noted above for MFC and LCAP Investments LLC, as prescribed by FIN 46R, “Consolidation of Variable Interest Entities,” and

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” and related interpretations, resulted in Liberty recording a balance sheet gross-up of the elements in the Investment Fund.  The cash balances and Debt Securities held by LCAP Investments LLC are consolidated with Liberty and included in restricted cash and available-for-sale securities, respectively.  The $750 million of bank financing held by the Liberty subsidiary is included in Liberty’s consolidated debt balance.  In addition, the preferred stock interest in MFC was presented separately as a long-term asset, and the equity interest held by MFC in LCAP Investments LLC was reflected as noncontrolling interest in Liberty’s consolidated balance sheet. The structural form of the Investment Fund did not meet the GAAP requirements necessary to offset, net or otherwise eliminate the gross-up of balance sheet accounts.

In the first quarter of 2008 and as a result of the occurrence of certain triggering events contained in the terms of the Investment Fund, a portion of the Investment Fund structure was unwound, and MFC was liquidated.  Accordingly, Liberty’s preferred stock investment in MFC and the noncontrolling interest in LCAP Investments LLC were eliminated in equal amounts.

The amount of restricted cash in the Investment Fund at December 31, 2008 is $518 million and is reflected in other long-term assets in Liberty’s consolidated balance sheet.

(10)         Financial Instruments

Equity Collars and Put Options

The Company has entered into equity collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities.  These instruments are recorded at fair value based on option pricing models.  Equity collars provide the Company with a put option that gives the Company the right to require the counterparty to purchase a specified number of shares of the underlying security at a specified price at a specified date in the future.  Equity collars also provide the counterparty with a call option that gives the counterparty the right to purchase the same securities at a specified price at a specified date in the future.  The put option and the call option generally have equal fair values at the time of origination resulting in no cash receipts or payments.

Borrowed Shares

From time to time and in connection with certain of its derivative instruments, Liberty borrows shares of the underlying securities from a counterparty and delivers these borrowed shares in settlement of maturing derivative positions.  In these transactions, a similar number of shares that are owned by Liberty have been posted as collateral with the counterparty.  These share borrowing arrangements can be terminated at any time at Liberty’s option by delivering shares to the counterparty.  The counterparty can terminate these arrangements at any time. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the consolidated statement of operations.  The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in the consolidated statement of operations.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The Company’s financial instruments are summarized as follows:

Type of	December 31,
financial instrument	2008	2007
	amounts in millions
Assets
Equity collars	$2,392	1,458
Other	93	155
	2,485	1,613
Less current portion	(1,157)	(23)
	$1,328	1,590
Liabilities
Borrowed shares	$392	1,183
Other	350	199
	742	1,382
Less current portion	(553)	(1,206)
	$189	176

Realized and Unrealized Gains (Losses) on Financial Instruments

Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31,
	2008	2007	2006
	amounts in millions

Statement 159 Securities (1)	$(2,887)	—	—
Exchangeable senior debentures (2)	1,509	541	(353)
Equity collars	1,101	527	(59)
Borrowed shares	791	298	(32)
Other derivatives	(548)	(97)	165
	$(34)	1,269	(279)

(1)          See note 3 regarding Liberty’s accounting for its Statement 159 Securities.

(2)          See note 12 for a description of Liberty’s exchangeable senior debentures.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

(11)         Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill are as follows:

		Starz	Starz
	QVC	Entertainment	Media	Other	Total
	amounts in millions

Balance at January 1, 2007	$5,416	1,371	357	444	7,588
Acquisitions (1)	—	—	—	466	466
Impairment (2)	—	—	(182)	(32)	(214)
Foreign currency translation adjustments	44	—	14	—	58
Other (3)	(41)	—	5	(7)	(43)
Balance at December 31, 2007	5,419	1,371	194	871	7,855
Acquisitions (4)	—	—	—	311	311
Impairment (5)	—	(1,239)	(186)	(115)	(1,540)
Foreign currency translation adjustments	(54)	—	(8)	—	(62)
Other	(2)	—	—	(12)	(14)
Balance at December 31, 2008	$5,363	132	—	1,055	6,550

(1)                During the year ended December 31, 2007, Liberty completed several exchange transactions in which it received ANLBC, Leisure Arts and WFRV TV Station.  Liberty also acquired Backcountry and Bodybuilding for cash.  The foregoing transactions resulted in the recording of $466 million of goodwill.  The goodwill recorded for these transactions represents the difference between the consideration paid and the estimated fair value of the assets acquired.

(2)                In connection with its 2007 annual evaluation of the recoverability of Starz Media’s goodwill, Liberty estimated the fair value of Starz Media’s reporting units and concluded that the carrying value of certain reporting units exceeded their respective fair values.  Accordingly, Liberty recognized a $182 million impairment charge related to goodwill.  During the third quarter of 2007, FUN recognized a $32 million goodwill and $9 million other intangible impairment loss related to its sports information division due to new competitors in the marketplace and the resulting loss of revenue and operating income.

(3)                Other activity for QVC in 2007 primarily relates to the reversal of certain tax reserves in connection with the adoption of FIN 48.  Such tax reserves were established prior to Liberty’s acquisition of a controlling interest in QVC in 2003.  Accordingly, the offset to the reversal of the tax reserves was a reduction of goodwill.

(4)                In 2008, Liberty completed the News Corporation Exchange described in note 8, as well as several small acquisitions.  Liberty recorded $249 million of goodwill related to Liberty Sports Group in connection with the News Corporation Exchange.

(5)                In the third quarter of 2008, based on certain triggering events, Liberty evaluated the recoverability of WFRV TV Station’s long-lived assets and preliminarily determined that a $34 million impairment charge was needed.  Such amount was further adjusted to $59 million in the fourth quarter of 2008.  Additionally, Liberty performed its annual evaluation of the recoverability of its goodwill and other indefinite lived intangible assets pursuant to Statement 142.  In its Step 1 Test, Liberty estimated the fair value of each of its reporting units using a combination of discounted cash flows and market based valuation methodologies.  For those reporting units whose estimated fair value exceeded the carrying value, no further testwork was required and no impairment was recorded.  For those reporting units whose carrying value exceeded the fair value, a Step 2 Test was performed.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

In the Step 2 Test, the fair value of the reporting unit was allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill.  The difference between such allocated amount and the carrying value of the goodwill is recorded as an impairment charge.  In connection with its analysis, Liberty recorded the following impairment charges (amounts in millions):

Starz Entertainment	$1,239
Starz Media	192
WFRV TV Station	59
Other	79
$1,569

Liberty believes that the foregoing impairment charges, which also include $29 million of impairments of intangible assets other than goodwill, are due in large part to the current economic crisis and the downward impact it has had on perceptions of future growth prospects and valuation multiples for its reporting units.

While Starz Entertainment has had increasing revenue and Adjusted OIBDA, as defined in note 21, in recent years, it failed the Step 1 Test due to the aforementioned lower future growth expectations and the compression of market multiples.  In performing the Step 2 Test, Starz Entertainment allocated a significant portion of its estimated fair value to amortizable intangibles such as affiliation agreements and trade names which have little or no carrying value.  The resulting residual goodwill was significantly less than its carrying value.  Accordingly, Starz Entertainment recorded an impairment charge.  The impairment loss for Starz Media is due primarily to a lowered long-term forecast for its home video distribution reporting unit resulting from the current economic conditions.

While QVC’s results of operations have been adversely impacted by the current economic crisis, QVC passed its Step 1 Test and Liberty believes QVC’s long-lived assets, including its goodwill, are recoverable.  This determination is based on several factors.  In 2003, Liberty acquired substantially all of the remaining interest in QVC that it did not previously own (approximately 57%).  In this transaction only the 57% interest in the assets and liabilities acquired were recorded at their then fair market values based on the step acquisition accounting rules applicable at that time.  The rest of QVC’s basis in the assets and liabilities was reflected at historical cost which was significantly less than fair value.  The vast majority of QVC’s goodwill balances arose from this step acquisition.  As a result, the amount of goodwill reflected at QVC is significantly less than it would have been if 100% of the shares had been acquired in that transaction.  Secondly, QVC’s Adjusted OIBDA has increased from $1,013 million in 2003 to $1,502 million in 2008 which translates into an 8% cumulative annual growth rate.  As a result, even with a decline in Adjusted OIBDA in 2008, the business is significantly larger than it was when the goodwill was initially recorded.  Lastly, the nature and structure of QVC’s operations as a national electronic retailer without the capital costs of maintaining local physical points of presence like retail stores allows it to retain a significant portion of its Adjusted OIBDA which contributes to favorable valuation metrics in the discounted cash flow model principally used in the Step 1 Test.  Liberty also considered in its Step 1 Test the significant decline in the equity market capitalization of the Liberty Interactive Group during 2008 and developed a reconciliation of this market capitalization to its estimates of the aggregate fair value for the reporting units attributable to the Interactive Group.  The reconciling items were principally ascribed to control premiums associated with Liberty’s consolidated businesses that would not be reflected in public market trading prices, estimates of discounts that the marketplace might place on tracking stocks and estimates of other discounts the marketplace may have placed on perceived liquidity concerns and tax attributes of the Interactive Group.  After considering all of this information Liberty’s conclusion is that the fair value of the QVC reporting unit is clearly in excess of its carrying value.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Intangible Assets Subject to Amortization

Intangible assets subject to amortization are comprised of the following:

	December 31, 2008			December 31, 2007
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount
	amounts in millions

Distribution rights	$2,403	(894)	1,509	2,326	(715)	1,611
Customer relationships	2,682	(987)	1,695	2,669	(785)	1,884
Other	938	(653)	285	911	(543)	368

Total	$6,023	(2,534)	3,489	5,906	(2,043)	3,863

Distribution rights and customer relationships are amortized primarily over 14 years and 10-14 years, respectively.  Amortization expense was $518 million, $512 million and $463 million for the years ended December 31, 2008, 2007 and 2006, respectively.  Based on its amortizable intangible assets as of December 31, 2008, Liberty expects that amortization expense will be as follows for the next five years (amounts in millions):

2009	$484
2010	$447
2011	$410
2012	$374
2013	$388

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

(12)         Long-Term Debt

Debt is summarized as follows:

	Outstanding
	principal	Carrying value
	December 31,	December 31,
	2008	2008	2007
	amounts in millions
Capital Group
Exchangeable senior debentures
3.125% Exchangeable Senior Debentures due 2023	$1,264	918	1,820
4% Exchangeable Senior Debentures due 2029	869	256	556
3.75% Exchangeable Senior Debentures due 2030	810	241	463
3.5% Exchangeable Senior Debentures due 2031	497	138	432
Liberty bank facility	750	750	750
Liberty derivative loan	625	625	—
Subsidiary debt	135	135	44
Total attributed Capital Group debt	4,950	3,063	4,065

Interactive Group
Senior notes and debentures
7.875% Senior Notes due 2009	104	104	668
7.75% Senior Notes due 2009	13	13	234
5.7% Senior Notes due 2013	803	801	801
8.5% Senior Debentures due 2029	287	284	495
8.25% Senior Debentures due 2030	505	501	895
3.25% Exchangeable Senior Debentures due 2031	551	138	—
QVC bank credit facilities	5,230	5,230	4,023
Other subsidiary debt	60	60	61
Total attributed Interactive Group debt	7,553	7,131	7,177

Entertainment Group
DIRECTV Collar Loan	1,981	1,981	—
3.25% Senior Exchangeable Debentures due 2031	—	—	419
Subsidiary debt	52	52	54
Total attributed Entertainment Group debt	2,033	2,033	473

Total consolidated Liberty debt	$14,536	12,227	11,715
Less current maturities		(868)	(191)

Total long-term debt		$11,359	11,524

Exchangeable Senior Debentures

Each $1,000 debenture of Liberty’s 3.125% Exchangeable Senior Debentures is exchangeable at the holder’s option for the value of 57.4079 shares of Time Warner common stock.  Liberty may, at its election, pay the exchange value in cash, Time Warner common stock, shares of Liberty common stock or a combination thereof.  On or after April 5, 2013, Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.  On March 30, 2013 or March 30, 2018, each holder may cause Liberty to purchase its exchangeable debentures, and Liberty, at its election, may pay the purchase price in shares of Time Warner common stock, cash, Liberty common stock, or any combination thereof.

The holders of Liberty’s 0.75% Exchangeable Senior Debentures due 2023, which had an aggregate principal amount of approximately $1.75 billion, had the right to put such debentures to Liberty at 100% of par during the period from February 25, 2008 to March 24, 2008 for payment on March 31, 2008.  Holders of approximately $486 million principal amount of debentures surrendered them for repurchase.  Liberty elected to pay cash for the validly tendered debentures and obtained the necessary cash with borrowings against one of its equity collars.  In addition, Liberty modified the terms of the debentures.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Such modifications included (i) deferral of Liberty’s ability to redeem the debentures from April 5, 2008 to April 5, 2013, (ii) surrender of Liberty’s right to pay holders with shares of Time Warner common stock upon maturity or redemption (but continue to allow Liberty to settle with Time Warner stock upon exchange or put by a holder) and (iii) increasing the rate of interest from 0.75% to 3.125% beginning March 30, 2008.

Each $1,000 debenture of Liberty’s 4% Exchangeable Senior Debentures is exchangeable at the holder’s option for the value of 11.4743 shares of Sprint common stock and .5737 shares of Embarq Corporation (“Embarq”), which Sprint spun off to its shareholders in May 2006.  Liberty may, at its election, pay the exchange value in cash, Sprint and Embarq common stock or a combination thereof.  Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the face amount of the debentures plus accrued interest.

Each $1,000 debenture of Liberty’s 3.75% Exchangeable Senior Debentures is exchangeable at the holder’s option for the value of 8.3882 shares of Sprint common stock and .4194 shares of Embarq common stock.  Liberty may, at its election, pay the exchange value in cash, Sprint and Embarq common stock or a combination thereof.  Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

Each $1,000 debenture of Liberty’s 3.5% Exchangeable Senior Debentures (the “Motorola Exchangeables”) is exchangeable at the holder’s option for the value of 36.8189 shares of Motorola common stock.  Such exchange value is payable, at Liberty’s option, in cash, Motorola stock or a combination thereof.  Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the adjusted principal amount of the debentures plus accrued interest.  As a result of a cash distribution made by Liberty in 2007 to holders of the Motorola Exchangeables, the adjusted principal amount of each $1,000 debenture is $837.38.

Each $1,000 debenture of Liberty’s 3.25% Exchangeable Senior Debentures is exchangeable at the holder’s option for the value of 9.2833 shares of Viacom Class B common stock and 9.2833 shares of CBS Corporation (“CBS”) Class B common stock, which Viacom spun off to its shareholders in December 2005.  Such exchange value is payable at Liberty’s option in cash, Viacom and CBS stock or a combination thereof.  Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

In the fourth quarter of 2008, Liberty changed the attribution of its 3.25% Exchangeable Senior Debentures from the Entertainment Group to the Interactive Group along with $380 million in cash.

Interest on the Company’s exchangeable debentures is payable semi-annually based on the date of issuance.  At maturity, all of the Company’s exchangeable debentures are payable in cash.

Liberty Bank Facility

Represents borrowings related to the Investment Fund described in note 9 above.  Borrowings accrue interest at LIBOR plus an applicable margin (3.76% at December 31, 2008).

Liberty Derivative Loan

In 2008, Liberty borrowed $1,425 million against certain of its derivative positions and subsequently repaid $800 million of such amount.  Such borrowings are due in 2010 and accrue interest at LIBOR plus an applicable margin (4.75% at December 31, 2008).

Senior Notes and Debentures

Interest on the Senior Notes and Senior Debentures is payable semi-annually based on the date of issuance.

The Senior Notes and Senior Debentures are stated net of an aggregate unamortized discount of $9 million and $15 million at December 31, 2008 and 2007, respectively.  Such discount is being amortized to interest expense in the accompanying consolidated statements of operations.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Senior Notes Due 2009

On September 26, 2008, Liberty commenced cash tender offers for any and all of its outstanding 7-7/8% Senior Notes due 2009 (“7-7/8% Notes”) and 7-3/4% Senior Notes due 2009 (“7-3/4% Notes”).  The tender offers expired on October 27, 2008.

In the tender offer for the 7-7/8% Notes, Liberty offered to pay total consideration of $1,007.50 for each $1,000 principal amount tendered and accepted for purchase, which included an early tender premium of $10.00 per $1,000 principal amount of 7-7/8% Notes.

In the tender offer for the 7-3/4% Notes, Liberty offered to pay total consideration of $1,006.50 for each $1,000 principal amount tendered and accepted for purchase, which included an early tender premium of $10.00 per $1,000 principal amount of 7-3/4% Notes.

Holders of approximately $566 million aggregate principal amount of 7-7/8% Notes and approximately $216 million aggregate principal amount of 7-3/4% Notes validly tendered their Notes pursuant to the tender offers, and Liberty accepted for payment all such Notes.  In October 2008, Liberty paid a total of $803 million, including accrued interest of $15 million to settle all Notes tendered and accepted and recognized a loss on early extinguishment of $7 million.

In addition to the foregoing tender offers, Liberty opted to settle a debt swap with respect to $4.9 million principal amount of the 7-3/4% Notes.

Senior Debentures due 2029 and 2030

On November 3, 2008, Liberty commenced cash tender offers for the maximum amount of its outstanding 8-1/2% Senior Debentures due 2029 (“8-1/2% Debentures”) and 8-1/4% Senior Debentures due 2030 (“8-1/4% Debentures”) that could be purchased for $285 million at a purchase price per $1,000 principal amount determined in accordance with the procedures of a modified “Dutch Auction.”  Based on the Debentures that were tendered and the prices at which they were tendered, the purchase price to be paid by Liberty was determined to be $587.50 per $1,000 principal amount.  The tender offer was oversubscribed, and the aggregate amount of Debentures validly tendered would have caused Liberty to spend more than $285 million.  Therefore, Liberty accepted validly tendered Debentures on a prorated basis resulting in $175.8 million aggregate principal amount of 8-1/2% Debentures and $309.4 million aggregate principal amount of 8-1/4% Debentures for repurchase and recognized a gain on early extinguishment of $247 million.

In addition to the foregoing tender offers, Liberty opted to settle debt swaps with respect to $87.8 million principal amount of the 8-1/4% Debentures and $37.0 million principal amount of the 8-1/2% Debentures.

QVC Bank Credit Facilities

QVC is party to an unsecured $3.5 billion bank credit facility dated March 3, 2006 (the “March 2006 Credit Agreement”).  The March 2006 Credit Agreement is comprised of two $800 million U.S. dollar term loans, a $600 million multi-currency term loan that was drawn in U.S. dollars, a $650 million U.S. dollar revolving loan and a $650 million multi-currency revolving loan.  Substantially all revolving loans were fully drawn as of December 31, 2008.  The foregoing multi-currency loans can be made, at QVC’s option, in U.S. dollars, Japanese yen, U.K. pound sterling or euros.  All loans are due and payable on March 3, 2011.

QVC is party to a second credit agreement dated October 4, 2006, as amended on March 20, 2007 (the “October 2006 Credit Agreement”), which provides for an additional unsecured $1.75 billion credit facility, consisting of an $800 million initial term loan and $950 million of delayed draw term loans, all of which has been drawn.  The loans are scheduled to mature on October 4, 2011.

All loans under the March 2006 Credit Agreement and the October 2006 Credit Agreement bear interest at a rate equal to (i) LIBOR for the interest period selected by QVC plus a margin that varies based on

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

QVC’s leverage ratio or (ii) the higher of the Federal Funds Rate plus 0.50% or the prime rate announced by the respective Administrative Agent from time to time.  The weighted average interest rate for all borrowings under QVC’s Credit Agreements at December 31, 2008 was 2.46%.  QVC is required to pay a commitment fee quarterly in arrears on the unused portion of the commitments.  Such fees have not been significant to date.

The credit agreements contain restrictive covenants, which require among other things, the maintenance of certain financial ratios and include limitations on indebtedness, liens, encumbrances, dispositions, guarantees and dividends.  QVC was in compliance with its debt covenants at December 31, 2008.

QVC Interest Rate Swap Arrangements

QVC is party to ten separate interest rate swap arrangements with an aggregate notional amount of $2,200 million to manage the cash flow risk associated with interest payments on its variable rate debt.  The swap arrangements provide for QVC to make fixed payments at rates ranging from 4.9575% to 5.2928% and to receive variable payments at 3 month LIBOR.  All of the swap arrangements expire in March 2011 contemporaneously with the maturity of the March 2006 Credit Agreement.  Until December 2008, Liberty accounted for the swap arrangements as cash flow hedges with the effective portions of changes in the fair value reflected in other comprehensive earnings in the accompanying consolidated balance sheet.  In December 2008, QVC elected interest terms under its credit facilities that do not effectively match the terms of the swap arrangements.  As a result, the swaps no longer qualify as cash flow hedges under Statement No. 133.  Accordingly, changes in the fair value of the swaps are now reflected in realized and unrealized gains or losses on financial instruments in the accompanying consolidated statements of operations.

QVC is also party to two interest rate swap arrangements with an aggregate notional amount of $600 million.  These swap arrangements, which expire in October 2010, provide for QVC to make fixed payments at 3.07% and to receive variable payments at 3 month LIBOR.  These swap arrangements do not qualify as cash flow hedges under Statement 133.

Liberty Derivative Borrowing

In April 2008, Liberty entered into an equity collar (the “DIRECTV Collar”) for 110 million shares of DIRECTV common stock and a related credit facility (the “Collar Loan”) against the present value of the put value of such collar.  At the time of closing, Liberty borrowed $1,977 million.  The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012.  Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock.  Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures.  Borrowings are collateralized by the puts underlying the Collar Loan and 170 million shares of DIRECTV common stock owned by Liberty.

In November 2008, Liberty chose to unwind 50% of the first tranche of the DIRECTV Collar.  The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it.  As part of this transaction, Liberty repaid the portion of the Collar Loan ($228.4 million) associated with the shares that were unwound.  Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million).  As a result of this transaction, the amount of the Collar Loan due in 2009 is approximately $258 million including accrued interest.

The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock.  In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated.  The counterparty has agreed to waive its right to terminate a portion of the DIRECTV Collar until early May 2009, subject to the condition that the total number of shares underlying the DIRECTV Collar does not exceed 23% of the outstanding public float of DIRECTV common stock.  As of December 31, 2008, the total number of shares underlying the DIRECTV Collar did not exceed the 23% limit.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Other Subsidiary Debt

Other subsidiary debt at December 31, 2008 is comprised of capitalized satellite transponder lease obligations and bank debt of certain subsidiaries.

Five Year Maturities

The U.S. dollar equivalent of the annual principal maturities of Liberty’s debt for each of the next five years is as follows (amounts in millions):

2009	$874
2010	$999
2011	$5,961
2012	$1,286
2013	$816

Fair Value of Debt

Liberty estimates the fair value of its debt based on the quoted market prices for the same or similar issues or on the current rate offered to Liberty for debt of the same remaining maturities.  The fair value of Liberty’s publicly traded debt securities that are not reported at fair value in the accompanying consolidated balance sheets is as follows:

	December 31,
	2008	2007
	amounts in millions

Fixed rate senior notes	$618	1,655
Senior debentures	$501	1,323

Due to the low risk nature of the Collar Loan, Liberty believes that the carrying amount approximates fair value.  Due to its variable rate nature, Liberty believes that the carrying amount of its subsidiary debt and other parent debt, approximated fair value at December 31, 2008.

(13)         Income Taxes

Income tax benefit (expense) consists of:

	Years ended December 31,
	2008	2007	2006
	amounts in millions
Current:
Federal	$(167)	(27)	(513)
State and local	(20)	(81)	(92)
Foreign	(94)	(93)	(112)
	(281)	(201)	(717)

Deferred:
Federal	2,250	(152)	362
State and local	301	31	99
Foreign	10	1	4
	2,561	(120)	465

Income tax benefit (expense)	$2,280	(321)	(252)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2008	2007	2006
	amounts in millions

Computed expected tax expense	$(435)	(812)	(346)
Nontaxable exchange of investments for subsidiaries and cash	2,931	541	—
Change in estimated foreign and state tax rates	2	(4)	130
State and local income taxes, net of federal income taxes	178	(35)	(34)
Foreign taxes, net of foreign tax credits	31	(1)	(20)
Change in valuation allowance affecting tax expense	2	(9)	76
Impairment of goodwill not deductible for tax purposes	(462)	(11)	(39)
Disposition of nondeductible goodwill in sales transaction	—	—	(43)
Nontaxable gains (losses) related to the Company’s common stock	(64)	—	3
Recognition of tax benefits (expense) not previously recognized, net	75	(6)	(5)
Dividends received deduction	—	12	12
Disqualifying disposition of incentive stock options not deductible for book purposes	—	—	14
Other, net	22	4	—
Income tax benefit (expense)	$2,280	(321)	(252)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2008	2007
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$366	315
Accrued stock compensation	89	90
Other accrued liabilities	259	206
Deferred revenue	370	316
Other future deductible amounts	142	117
Deferred tax assets	1,226	1,044
Valuation allowance	(62)	(63)
Net deferred tax assets	1,164	981

Deferred tax liabilities:
Investments	2,932	5,972
Intangible assets	2,147	2,284
Discount on exchangeable debentures	1,652	1,167
Other	114	109
Deferred tax liabilities	6,845	9,532

Net deferred tax liabilities	$5,681	8,551

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The Company’s deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets as follows:

	December 31,
	2008	2007
	amounts in millions

Current deferred tax liabilities	$781	93
Long-term deferred tax liabilities	4,900	8,458
Net deferred tax liabilities	$5,681	8,551

The Company’s valuation allowance decreased $1 million in 2008.  Such decrease is due to a $2 million decrease that affected tax expense and a $1 million increase for acquisitions.

At December 31, 2008, Liberty had net operating and capital loss carryforwards for income tax purposes aggregating approximately $693 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2009: $316 million; 2011: $140 million; 2012: $85 million; 2013: $25 million and beyond 2013: $127 million.  Of the foregoing net operating and capital loss carryforward amount, approximately $240 million is subject to certain limitations and may not be currently utilized.  The remaining $453 million is currently available to be utilized to offset future taxable income of Liberty’s consolidated tax group.

From the date Liberty issued its exchangeable debentures through 2007, Liberty claimed interest deductions on such exchangeable debentures for federal income tax purposes based on the “comparable yield” at which it could have issued a fixed-rate debenture with similar terms and conditions.  In all instances, this policy resulted in Liberty claiming interest deductions significantly in excess of the cash interest currently paid on its exchangeable debentures.  In this regard, Liberty deducted $2,847 million in cumulative interest expense associated with the exchangeable debentures since the Company’s 2001 split off from AT&T Corp. (“AT&T”).  Of that amount, $844 million represents cash interest payments.  Interest deducted in prior years on its exchangeable debentures contributed to net operating losses (“NOLs”) or offset taxable income earned in prior taxable years.

In connection with the IRS’ examination of Liberty’s 2003 through 2007 tax returns, the IRS notified Liberty during the third quarter of 2007 that it believed the interest expense on Liberty’s exchangeable debentures was not deductible for the period following Liberty’s split-off from AT&T.  In February 2008, Liberty reached a settlement with the IRS, which stipulates that interest deductions claimed on a portion of the exchangeable debentures were disallowed and instead will reduce Liberty’s gain on the future redemption or other retirement of such debt.  The cumulative amount of interest deductions disallowed through December 31, 2007 under the settlement is $546 million.  As a result, a portion of Liberty’s NOLs were eliminated and Liberty had net taxable income in 2006 and 2007 on its amended tax returns.  Consequently, Liberty expects to remit federal income tax payments for the foreseeable future.

The settlement did not have a material impact on Liberty’s total tax expense in 2008 as the resulting increase in current tax expense was largely offset by a decrease in deferred tax expense.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

A reconciliation of unrecognized tax benefits is as follows:

	Years ended
	December 31,
	2008	2007
	amounts in millions

Balance at beginning of year	$462	422
Additions based on tax positions related to the current year	28	45
Additions for tax positions of prior years	7	9
Reductions for tax positions of prior years	(78)	(7)
Lapse of statute and settlements	(23)	(7)

Balance at end of year	$396	462

As of December 31, 2008, the Company had recorded tax reserves of $396 million related to unrecognized tax benefits for uncertain tax positions.  If such tax benefits were to be recognized for financial statement purposes, $334 million would be reflected in the Company’s tax expense and affect its effective tax rate.  Liberty’s estimate of its unrecognized tax benefits related to uncertain tax positions requires a high degree of judgment.

As of December 31, 2008, the Company’s 2001 through 2004 tax years are closed for federal income tax purposes, and the IRS has completed its examination of the Company’s 2005 through 2007 tax years.  The Company’s tax loss carryforwards from its 2004 through 2007 tax years are still subject to adjustment.  The Company’s 2008 tax year is being examined currently as part of the IRS’s Compliance Assurance Process (“CAP”) program.  The states of California and New York are currently examining the Company’s 2003 through 2005 tax years.  The Company is currently under audit in the UK, Japan, and Germany.  It is reasonably possible that the amount of the Company’s gross unrecognized tax benefits may increase within the next twelve months by up to $12 million.

As of December 31, 2008, the Company had recorded $26 million of accrued interest and penalties related to uncertain tax positions.

(14)         Stockholders’ Equity

Preferred Stock

Liberty’s preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Liberty’s Board of Directors.  As of December 31, 2008, no shares of preferred stock were issued.

Common Stock

Series A Liberty Capital common stock, Series A Liberty Entertainment common stock and Series A Liberty Interactive common stock each has one vote per share, and Series B Liberty Capital common stock, Series B Liberty Entertainment common stock and Series B Liberty Interactive common stock each has ten votes per share.  Each share of the Series B common stock is exchangeable at the option of the holder for one share of Series A common stock of the same group.  The Series A and Series B common stock of each Group participate on an equal basis with respect to dividends and distributions of that Group.

As of December 31, 2008, there were 4.0 million and 1.4 million shares of Series A and Series B Liberty Capital common stock, respectively, reserved for issuance under exercise privileges of outstanding stock options.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

As of December 31, 2008, there were 31.4 million and 7.5 million shares of Series A and Series B Liberty Interactive common stock, respectively, reserved for issuance under exercise privileges of outstanding stock options.

As of December 31, 2008, there were 16.0 million and 6.0 million shares of Series A and Series B Liberty Entertainment common stock, respectively, reserved for issuance under exercise privileges of outstanding stock options.

In addition to the Series A and Series B Liberty Capital common stock, the Series A and Series B Liberty Interactive common stock and the Series A and Series B Liberty Entertainment common stock, there are 2.0 billion, 4.0 billion and 4.0 billion shares of Series C Liberty Capital, Series C Liberty Interactive and Series C Liberty Entertainment common stock, respectively, authorized for issuance.  As of December 31, 2008, no shares of any Series C common stock were issued or outstanding.

Purchases of Common Stock

During the period from May 10, 2006 to December 31, 2006, the Company repurchased 51.6 million shares of Series A Liberty Interactive common stock in the open market for aggregate cash consideration of $954 million.  During the year ended December 31, 2007, the Company repurchased 36.9 million shares of Series A Liberty Interactive common stock in the open market for aggregate cash consideration of $740 million.  In addition, Liberty completed a tender offer on June 12, 2007 pursuant to which it accepted for purchase 19,417,476 of Series A Liberty Interactive common stock at a price of $24.95 per share, or aggregate cash consideration of $484 million.

Liberty completed a tender offer on April 5, 2007, pursuant to which it accepted for purchase 11,540,680 shares of Series A Liberty Capital common stock at a price of $113.00 per share or aggregate cash consideration of $1,305 million (including transaction costs).

During the year ended December 31, 2008, the Company repurchased 4.7 million shares of Series A Liberty Interactive common stock in the open market for aggregate cash consideration of $83 million (including $8 million to settle put obligations pursuant to which 2.1 million shares of Liberty Interactive common stock were repurchased) and 33.2 million shares of Series A Liberty Capital common stock for aggregate cash consideration of $478 million (including $16 million to settle put obligations pursuant to which 2.2 million shares of Liberty Capital common stock were repurchased).

All of the foregoing shares were repurchased pursuant to a previously announced share repurchase program and have been retired and returned to the status of authorized and available for issuance.

During the year ended December 31, 2008, the Company sold put options on Series A Liberty Capital common stock, Series A Liberty Interactive common stock and Series A Liberty Entertainment common stock for aggregate net cash proceeds of $46 million and settled put options with respect to each of its tracking stocks for aggregate cash payments of $89 million.  As of December 31, 2008, the following put options remain outstanding.

Outstanding Put Options as of December 31, 2008

		Weighted	Expiration
	No. of shares	average	date
Series	subject to put	put price	(on or before)

Series A Liberty Capital	555,556	$15.00	March 31, 2009
Series A Liberty Interactive	12,570,775	$15.91	September 30, 2009

During the year ended December 31, 2007, the Company sold put options on Series A Liberty Capital common stock for aggregate net cash proceeds of $20 million.  Liberty also sold put options on Series A Liberty Interactive common stock for aggregate net cash proceeds of $14 million.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

During the period from May 10, 2006 to December 31 2006, the Company sold put options on Liberty Capital Series A common stock and Liberty Interactive Series A common stock for aggregate cash proceeds of approximately $7 million.  All such put options expired out of the money prior to December 31, 2006.

The Company accounts for all of the foregoing put options pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”  Accordingly, the put options are recorded in financial instrument liabilities at fair value, and changes in the fair value are included in realized and unrealized gains (losses) on financial instruments in the accompanying consolidated statements of operations.

(15)         Transactions with Officers and Directors

Chairman’s Employment Agreement

On December 12, 2008, the Compensation Committee (the “Committee”) of Liberty’s board of directors determined to modify its employment arrangements with its Chairman of the Board, to permit the Chairman to begin receiving payments in 2009 in satisfaction of Liberty’s obligations to him under two deferred compensation plans and a salary continuation plan.  Under one of the deferred compensation plans (the “8% Plan”), compensation has been deferred by the Chairman since January 1, 1993 and accrues interest at the rate of 8% per annum compounded annually from the applicable date of deferral.  The amount owed to the Chairman under the 8% Plan currently aggregates approximately $2.4 million.  Under the second plan (the “13% Plan”), compensation was deferred by the Chairman from 1982 until December 31, 1992 and accrues interest at the rate of 13% per annum compounded annually from the applicable date of deferral.  The amount owed to the Chairman under the 13% Plan currently aggregates approximately $20 million.  Both deferred compensation plans had provided for payment of the amounts owed to him in 240 monthly installments beginning upon termination of his employment.  Under his salary continuation plan, the Chairman would have been entitled to receive $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1998 to the date of the first payment, (the “Base Amount”) per month for 240 months beginning upon termination of his employment.  The amount owed to the Chairman under the salary continuation plan currently aggregates approximately $39 million.  There is no further accrual of interest under the salary continuation plan once payments have begun.

The Committee has determined to modify all three plans to begin making payments to the Chairman in 2009, while he remains employed by the company.  By commencing payments under the salary continuation plan, interest will cease to accrue on the Base Amount.  As a result of these modifications, and assuming the first payment is made at the beginning of February of 2009, the Chairman will receive 240 equal monthly installments as follows:  (1) approximately $20,000 under the 8% Plan; (2) approximately $237,000 under the 13% Plan; and (3) approximately $164,000 under the salary continuation plan.

The Committee also approved certain immaterial amendments to the Chairman’s employment agreement intended to comply with Section 409A of the Internal Revenue Code.

Stock Purchases from Chairman

In October 2008, the Company purchased 4.5 million shares of Series A Liberty Capital common stock from its Chairman for $11 per share in cash pursuant to the Company’s stock repurchase program.

(16)         Stock Options and Stock Appreciation Rights

Liberty—Incentive Plans

Pursuant to the Liberty Media Corporation 2000 Incentive Plan, as amended from time to time (the “2000 Liberty Incentive Plan”), the Company has granted to certain of its employees stock options and SARs (collectively, “Awards”) to purchase shares of Series A and Series B Liberty Capital, Liberty Entertainment and Liberty Interactive common stock.  The 2000 Liberty Incentive Plan provides for Awards to be made in respect of a maximum of 82.2 million shares of Liberty common stock.  On May 1, 2007, shareholders of the Company approved the Liberty Media Corporation 2007 Incentive Plan.  The 2007 Plan provides for

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Awards to be made in respect of a maximum of 51.4 million shares of Liberty common stock.  Liberty issues new shares upon exercise of equity awards.

Pursuant to the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, as amended from time to time (the “NDIP”), the Liberty Board of Directors has the full power and authority to grant eligible nonemployee directors stock options, SARs, stock options with tandem SARs, and restricted stock.

Liberty—Grants

Awards granted pursuant to the Liberty Incentive Plan and the NDIP in 2006 prior to the Restructuring are provided in the table below.  The exercise prices in the table represent the exercise price on the date of grant and have not been adjusted for the effects of the Restructuring or the Reclassification.

							Weighted
			Number	Weighted			average
			of	average			grant
Grant	Grant	Grant	awards	exercise	Vesting		date
year	group	type	granted	price	period	Term	fair value

Series A Awards

2006	Employees	Options	2,473,275	$8.24	4 years	7 years	$2.28
2006	Non-employee directors	Options	150,000	$8.70	1 year	10 years	$2.74

During the year ended December 31, 2008, Liberty granted 1,285,787 options with a weighted average grant-date fair value of $1.19 to purchase shares of Series A Liberty Capital common stock, 9,405,564 options with a weighted average grant-date fair value of $2.30 to purchase shares of Series A Liberty Interactive common stock and 5,261,721 options with a weighted average grant-date fair value of $5.79 to purchase shares of Liberty Entertainment common stock.

During the year ended December 31, 2007, Liberty granted 739,681 options to purchase shares of Series A Liberty Capital common stock and 6,093,384 shares of Series A Liberty Interactive common stock to certain of its directors, officers and employees and officers and employees of certain subsidiaries.  The Series A Liberty Capital options and the Series A Liberty Interactive options granted in 2007 had a weighted average grant date fair value of $28.78 and $5.88, respectively.

In 2006, subsequent to the Restructuring, Liberty granted 10,018,000 options to purchase Series A Liberty Interactive stock to officers and employees of certain of its subsidiaries.  Such options had an estimated weighted average grant-date fair value of $4.94 per share.

The Company has calculated the grant-date fair value for all of its equity classified awards and any subsequent remeasurement of its liability classified awards using the Black-Scholes Model.  Prior to 2007, the Company calculated the expected term of the Awards using the methodology included in SEC Staff Accounting Bulletin No. 107.  In 2008 and 2007, the Company estimated the expected term of the Awards based on historical exercise and forfeiture data.  The volatility used in the calculation for Awards is based on the historical volatility of Liberty’s stocks and the implied volatility of publicly traded Liberty options.  The Company uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject options.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The following table presents the volatilities used by Liberty in the Black-Scholes Model for the 2007 and 2008 grants.

Volatility
2007 grants
Liberty Capital options	17.5%-19.7%
Liberty Interactive options	20.8%-25.3%

2008 grants
Liberty Capital options	19.7%-29.4%
Liberty Interactive options	25.3%-36.5%
Liberty Entertainment options	19.7%-29.4%

Liberty—Outstanding Awards

The following table presents the number and weighted average exercise price (‘‘WAEP’’) of certain options and SARs to purchase Liberty common stock granted to certain officers, employees and directors of the Company.  The table assumes the Reclassification had been effective as of January 1, 2008.

	Series A
	Liberty		Liberty		Liberty
	Capital	WAEP	Interactive	WAEP	Entertainment	WAEP
	numbers of options in thousands

Outstanding at January 1, 2008	2,787	$14.21	24,811	$19.97	11,120	$20.74
Granted	1,286	$3.62	9,406	$7.78	5,262	$17.72
Exercised	(26)	$10.58	(36)	$12.62	(366)	$19.09
Forfeited	(16)	$13.56	(2,820)	$18.01	(38)	$27.22
Outstanding at December 31, 2008	4,031	$10.83	31,361	$16.48	15,978	$19.77

Exercisable at December 31, 2008	2,127	$13.91	14,848	$20.49	8,245	$20.32

There were no grants or exercises of any of the Company’s Series B options during 2008, except that 90,000 options for Series B Liberty Capital common stock with an exercise price of $12.69 were exercised.

The following table provides additional information about outstanding options to purchase Liberty common stock at December 31, 2008.

	No. of		Weighted	Aggregate	No. of		Aggregate
	outstanding	WAEP of	average	intrinsic	exercisable	WAEP of	intrinsic
	options	outstanding	remaining	value	options	exercisable	value
	(000’s)	options	life	(000’s)	(000’s)	options	(000’s)

Series A Capital	4,031	$10.83	4.9 years	$1,394	2,127	$13.91	$—
Series B Capital	1,408	$15.20	2.2 years	$—	1,408	$15.20	$—
Series A Interactive	31,361	$16.48	4.9 years	$829	14,848	$20.49	$—
Series B Interactive	7,491	$23.41	2.4 years	$—	7,491	$23.41	$—
Series A Entertainment	15,978	$19.77	4.9 Years	$4,228	8,245	$20.32	$3,358
Series B Entertainment	5,993	$21.57	2.4 Years	$—	5,993	$21.57	$—

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Liberty—Exercises

The aggregate intrinsic value of all options exercised during the years ended December 31, 2008, 2007 and 2006 was $3 million, $16 million and $52 million, respectively.

Liberty—Restricted Stock

The following table presents the number and weighted average grant-date fair value (“WAFV”) of unvested restricted shares of Liberty common stock held by certain officers and employees of the Company as of December 31, 2008 (numbers of shares in thousands).

	Number
	of shares	WAFV

Series A Liberty Capital	429	$4.01
Series A Liberty Interactive	1,005	$4.89
Series A Liberty Entertainment	1,482	$23.41

The aggregate fair value of all restricted shares of Liberty common stock that vested during the years ended December 31, 2008, 2007 and 2006 was $4 million, $28 million and $30 million, respectively.

QVC Awards

QVC had a qualified and nonqualified combination stock option/stock appreciation rights plan (collectively, the “Tandem Plan”).  On August 14, 2006, QVC terminated the Tandem Plan and offered to exchange Liberty Interactive Share Units, as defined below, for all outstanding unvested QVC Awards as of September 30, 2006 (the “Exchange Offer”).  Each holder of unvested QVC options who accepted the Exchange Offer received Liberty Interactive Share Units in an amount equal to the in-the-money value of the exchanged QVC options divided by the closing market price of Series A Liberty Interactive common stock on the trading day preceding commencement of the Exchange Offer.  Liberty Interactive Share Units vest on the same vesting schedule as the unvested QVC Awards and represent the right to receive a cash payment equal to the value of Liberty Interactive common stock on the vesting date.  Liberty accounted for the Exchange Offer as a settlement of the outstanding unvested QVC Awards.  The difference between the fair value of the Liberty Interactive Share Units and the fair value of unvested QVC Awards was reflected as a reduction to 2006 stock-based compensation.

Also on August 14, 2006, a subsidiary of Liberty offered to purchase for cash all outstanding shares of QVC common stock owned by officers and employees of QVC and all vested QVC Awards (the “Tender Offer”).  The Exchange Offer and the Tender Offer both expired on September 30, 2006.  All vested QVC Awards and substantially all outstanding shares of QVC common stock were tendered as of September 30, 2006 resulting in cash payments aggregating approximately $258 million.  The remaining shares of QVC common stock were redeemed subsequent to September 30, 2006 for additional aggregate cash payments of approximately $17 million.  Liberty accounted for the cash paid for outstanding shares of QVC common stock as the acquisition of a noncontrolling interest.  The difference between the cash paid and the carrying value of the noncontrolling interest was allocated to intangible assets using a purchase accounting model.  The cash paid for vested options was less than the carrying value of the related liability.  Such difference was reflected as a reduction to 2006 stock-based compensation.  The aggregate credit to stock-based compensation for the Exchange Offer and the Tender Offer was $24 million.

Starz Entertainment

Starz Entertainment has outstanding Phantom Stock Appreciation Rights (“PSARS”) held by its former chief executive officer.  Such PSARs are fully vested and expire on October 17, 2011, and Starz Entertainment has accrued $111 million as of December 31, 2008 related to the PSARs.  Such amount is payable in cash, Liberty common stock or a combination thereof.

Other

Certain of the Company’s other subsidiaries have stock based compensation plans under which employees and non-employees are granted options or similar stock based awards.  Awards made under

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

these plans vest and become exercisable over various terms.  The awards and compensation recorded, if any, under these plans is not significant to Liberty.

(17)         Employee Benefit Plans

Liberty is the sponsor of the Liberty Media 401(k) Savings Plan (the “Liberty 401(k) Plan”), which provides its employees and the employees of certain of its subsidiaries an opportunity for ownership in the Company and creates a retirement fund.  The Liberty 401(k) Plan provides for employees to make contributions to a trust for investment in Liberty common stock, as well as several mutual funds.  The Company and its subsidiaries make matching contributions to the Liberty 401(k) Plan based on a percentage of the amount contributed by employees.  In addition, certain of the Company’s subsidiaries have similar employee benefit plans.  Employer cash contributions to all plans aggregated $31 million, $26 million and $27 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(18)         Other Comprehensive Earnings (Loss)

Accumulated other comprehensive earnings (loss) included in Liberty’s consolidated balance sheets and consolidated statements of stockholders’ equity reflect the aggregate of foreign currency translation adjustments, unrealized holding gains and losses on AFS securities and Liberty’s share of accumulated other comprehensive earnings of affiliates.

The change in the components of accumulated other comprehensive earnings (loss), net of taxes (“AOCI”), is summarized as follows:

					Accumulated
	Foreign	Unrealized	Share of		other
	currency	holding	AOCI		comprehensive
	translation	gains (losses)	of equity		earnings (loss),
	adjustments	on securities	affiliates	Other	net of taxes
	amounts in millions

Balance at January 1, 2006	$59	3,362	—	—	3,421
Other comprehensive earnings attributable to Liberty Media Corporation shareholders	110	2,420	1	—	2,531
Balance at December 31, 2006	169	5,782	1	—	5,952
Other comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	95	(1,931)	3	(46)	(1,879)
Balance at December 31, 2007	264	3,851	4	(46)	4,073
Other comprehensive loss attributable to Liberty Media Corporation shareholders	(46)	(2,812)	(43)	(62)	(2,963)
Cumulative effect of accounting change	—	(1,040)	—	—	(1,040)
Balance at December 31, 2008	$218	(1)	(39)	(108)	70

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The components of other comprehensive earnings (loss) are reflected in Liberty’s consolidated statements of comprehensive earnings (loss) net of taxes.  The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

		Tax
	Before-tax	(expense)	Net-of-tax
	amount	benefit	amount
	amounts in millions

Year ended December 31, 2008:
Foreign currency translation adjustments	$(31)	12	(19)
Unrealized holding losses on securities arising during period	(1,310)	498	(812)
Reclassification adjustment for holding gains realized in net earnings	(3,226)	1,226	(2,000)
Share of other comprehensive loss of equity affiliates	(69)	26	(43)
Other	(100)	38	(62)
Other comprehensive loss	$(4,736)	1,800	(2,936)

Year ended December 31, 2007:
Foreign currency translation adjustments	$163	(62)	101
Unrealized holding losses on securities arising during period	(2,510)	954	(1,556)
Reclassification adjustment for holding gains realized in net earnings	(605)	230	(375)
Share of other comprehensive earnings of equity affiliates	5	(2)	3
Other	(74)	28	(46)
Other comprehensive loss	$(3,021)	1,148	(1,873)

Year ended December 31, 2006:
Foreign currency translation adjustments	$176	(67)	109
Unrealized holding gains on securities arising during period	4,200	(1,596)	2,604
Reclassification adjustment for holding gains realized in net loss	(298)	113	(185)
Share of other comprehensive earnings of equity affiliates	2	(1)	1
Other comprehensive earnings	$4,080	(1,551)	2,529

(19)                          Transactions with Related Parties

During the period from February 27, 2008 to December 31, 2008, subsidiaries of Liberty recognized aggregate revenue of $264 million from DIRECTV for distribution of their programming.  In addition, subsidiaries of Liberty made aggregate payments of $31 million to DIRECTV for carriage and marketing.

Starz Entertainment pays Revolution Studios (“Revolution”), an equity affiliate, fees for the rights to exhibit films produced by Revolution.  Payments aggregated $46 million, $58 million and $69 million in 2008, 2007 and 2006, respectively.

(20)         Commitments and Contingencies

Film Rights

Starz Entertainment, a wholly-owned subsidiary of Liberty, provides premium video programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States.  Starz Entertainment has entered into agreements with a number of motion picture producers which obligate Starz Entertainment to pay fees (“Programming Fees”) for the rights to exhibit certain films that are released by these producers.  The unpaid balance of Programming Fees for films that were available for exhibition by Starz Entertainment at December 31, 2008 is reflected as a liability in the accompanying consolidated balance sheet.  The balance due as of December 31, 2008 is payable as follows: $95 million in 2009 and $7 million in 2010.

Starz Entertainment has also contracted to pay Programming Fees for films that have been released theatrically, but are not available for exhibition by Starz Entertainment until some future date.  These amounts have not been accrued at December 31, 2008.  Starz Entertainment’s estimate of amounts

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

payable under these agreements is as follows: $438 million in 2009; $172 million in 2010; $99 million in 2011; $94 million in 2012; $83 million in 2013 and $214 million thereafter.

In addition, Starz Entertainment is also obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company (“Disney”) through 2012 and all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment (“Sony”) through 2016.  Films are generally available to Starz Entertainment for exhibition 10-12 months after their theatrical release.  The Programming Fees to be paid by Starz Entertainment are based on the quantity and the domestic theatrical exhibition receipts of qualifying films.  As these films have not yet been released in theatres, Starz Entertainment is unable to estimate the amounts to be paid under these output agreements.  However, such amounts are expected to be significant.  In February 2009, Disney announced that it has agreed to enter into a long-term distribution arrangement with DreamWorks Studios.  Under the terms of this arrangement, Disney will handle distribution and marketing for approximately six DreamWorks films each year.  As a result of this arrangement, the number of qualifying films under Starz Entertainment’s output agreement with Disney may be higher than it would have been otherwise.

In connection with an option exercised by Sony to extend the Sony contract through 2013, Starz Entertainment has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011.  Starz Entertainment’s payments to Sony will be amortized ratably as programming expense over the three-year period beginning when Starz Entertainment receives the first qualifying film released theatrically by Sony in 2011.  In December 2008, Starz Entertainment entered into a new agreement with Sony for theatrical releases through 2016.  Under the extension, Starz Entertainment has agreed to pay Sony $120 million in three equal annual installments beginning in 2015.  Such payments will be amortized ratably as programming expense over the three-year period beginning when Starz Entertainment receives the first qualifying film released theatrically by Sony in 2014.

Guarantees

Liberty guarantees Starz Entertainment’s obligations under certain of its studio output agreements.  At December 31, 2008, Liberty’s guarantees for obligations for films released by such date aggregated $756 million.  While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant.  As noted above, Starz Entertainment has recognized the liability for a portion of its obligations under the output agreements.  As this represents a direct commitment of Starz Entertainment, a consolidated subsidiary of Liberty, Liberty has not recorded a separate indirect liability for its guarantee of these obligations.

In connection with agreements for the sale of certain assets, Liberty typically retains liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters.  Liberty generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by Liberty.  These types of indemnification guarantees typically extend for a number of years.  Liberty is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.  Historically, Liberty has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

Sports Rights

Liberty Sports Group has entered into agreements with various professional and collegiate sports teams and leagues to purchase the rights to broadcast games through 2020.  At December 31, 2008, such commitments aggregated $1,558 million and are due as follows:  $160 million in 2009; $134 million in 2010; $133 million in 2011; $121 million in 2012; $105 million in 2013 and $905 million thereafter.

Employment Contracts

The Atlanta Braves and certain of their players and coaches have entered into long-term employment contracts whereby such individuals’ compensation is guaranteed.  Amounts due under guaranteed

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

contracts as of December 31, 2008 aggregated $187 million, which is payable as follows:  $81 million in 2009, $47 million in 2010, $35 million in 2011 and $24 million in 2012.  In addition to the foregoing amounts, certain players and coaches may earn incentive compensation under the terms of their employment contracts.

Operating Leases

Liberty leases business offices, has entered into satellite transponder lease agreements and uses certain equipment under lease arrangements.  Rental expense under such arrangements amounted to $52 million, $45 million and $32 million for the years ended December 31, 2008, 2007 and 2006, respectively.

A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2008 follows (amounts in millions):

Years ending December 31:
2009	$37
2010	$33
2011	$28
2012	$23
2013	$21
Thereafter	$75

It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2008.

Litigation

Liberty has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business.  Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made.  In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

Other

During the period from March 9, 1999 to August 10, 2001, Liberty was included in the consolidated federal income tax return of AT&T and was a party to a tax sharing agreement with AT&T (the ‘‘AT&T Tax Sharing Agreement’’).  Pursuant to the AT&T Tax Sharing Agreement and in connection with Liberty’s split off from AT&T in 2001, AT&T was required to pay Liberty an amount equal to 35% of the amount of the net operating losses reflected in TCI’s final federal income tax return (“TCI NOLs”) that had not been used as an offset to Liberty’s obligations under the AT&T Tax Sharing Agreement and that had been, or were reasonably expected to be, utilized by AT&T.

AT&T has requested a refund from Liberty of $91 million, plus accrued interest, relating to losses that it generated and was able to carry back to offset taxable income previously offset by Liberty’s losses.  AT&T has asserted that Liberty’s losses caused AT&T to pay alternative minimum tax (“AMT”) that it would not have been otherwise required to pay had Liberty’s losses not been included in its return.  Liberty has accrued approximately $70 million representing its estimate of the amount it may ultimately pay (excluding accrued interest, if any) to AT&T as a result of these requests.   Although Liberty has not reduced its accrual for any future refunds, Liberty believes it is entitled to a refund when AT&T is able to realize a benefit in the form of a credit for the AMT previously paid.

Although for accounting purposes Liberty has accrued a portion of the amounts claimed by AT&T to be owed by Liberty under the AT&T Tax Sharing Agreement, Liberty believes there are valid defenses or set-off or similar rights in its favor that may cause the total amount that it owes AT&T to be less than the amounts accrued; and under certain interpretations of the AT&T Tax Sharing Agreement, Liberty may be entitled to further reimbursements from AT&T.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

(21)         Information About Liberty’s Operating Segments

Liberty, through its ownership interests in subsidiaries and other companies, is primarily engaged in the video and on-line commerce, media, communications and entertainment industries.  Liberty has attributed each of its businesses to one of three groups:  the Interactive Group, the Entertainment Group and the Capital Group.  Each of the businesses in the tracking stock groups is separately managed.  Liberty identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated revenue, pre-tax earnings or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of Liberty’s pre-tax earnings.  The segment presentation for prior periods has been conformed to the current period segment presentation.

Liberty evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent.  In addition, Liberty reviews nonfinancial measures such as subscriber growth, penetration, website visitors, conversion rates and active customers, as appropriate.

Liberty defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation).  Liberty believes this measure is an important indicator of the operational strength and performance of its businesses, including each business’s ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

For the year ended December 31, 2008, Liberty has identified the following businesses as its reportable segments:

•                  QVC—consolidated subsidiary included in the Interactive Group that markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites.

•                  Starz Entertainment—consolidated subsidiary included in the Entertainment Group that provides premium programming distributed by cable operators, direct-to-home satellite providers, telephone companies, other distributors and the Internet throughout the United States.

•                  Starz Media—consolidated subsidiary included in the Capital Group that develops, acquires, produces and distributes live-action and animated films and television productions for the home video, film, broadcast and direct-to-consumer markets.

•                  DIRECTV—equity affiliate attributed to the Entertainment Group that provides digital television entertainment delivered by satellite in the United States and Latin America.

•                  Expedia—equity affiliate attributed to the Interactive Group that provides travel services to leisure and corporate travelers.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

Liberty’s reportable segments are strategic business units that offer different products and services.  They are managed separately because each segment requires different technologies, distribution channels and marketing strategies.  The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant policies.

Performance Measures

	Years ended December 31,
	2008		2007		2006
		Adjusted		Adjusted		Adjusted
	Revenue	OIBDA	Revenue	OIBDA	Revenue	OIBDA
	amounts in millions
Interactive Group
QVC	$7,303	1,502	7,397	1,652	7,074	1,656
Corporate and other	776	53	405	32	252	24
	8,079	1,555	7,802	1,684	7,326	1,680
Entertainment Group
Starz Entertainment	1,111	301	1,066	264	1,033	186
Corporate and other	280	23	70	(9)	42	(18)
	1,391	324	1,136	255	1,075	168
Capital Group
Starz Media	321	(189)	254	(143)	86	(24)
Corporate and other	296	(105)	231	(67)	126	(41)
	617	(294)	485	(210)	212	(65)

Inter-group eliminations	(3)	(3)	—	—	—	—
Consolidated Liberty	$10,084	1,582	9,423	1,729	8,613	1,783

Equity Affiliates
DIRECTV	$19,693	5,015
Expedia	$2,937	636	2,665	607	2,238	509

Other Information

	December 31,
	2008			2007
	Total assets	Investments in affiliates	Capital expenditures	Total assets	Investments in affiliates	Capital expenditures
	amounts in millions
Interactive Group
QVC	$21,567	8	144	20,620	—	276
Corporate and other	3,755	893	22	5,430	1,311	13
Intra-group eliminations	(7,835)	—	—	(6,724)	—	—
	17,487	901	166	19,326	1,311	289
Entertainment Group
Starz Entertainment	1,462	—	7	2,773	—	10
Corporate and other	14,860	13,366	1	11,035	249	1
	16,322	13,366	8	13,808	249	11
Capital Group
Starz Media	654	—	3	661	—	5
Corporate and other	7,707	223	26	12,018	257	11
	8,361	223	29	12,679	257	16

Inter-group eliminations	(267)	—	—	(164)	—	—
Consolidated Liberty	$41,903	14,490	203	45,649	1,817	316

Equity Affiliates
DIRECTV	$16,539		2,229
Expedia	$5,894		160	8,295		87

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

The following table provides a reconciliation of segment Adjusted OIBDA to earnings from continuing operations before income taxes:

	Years ended December 31,
	2008	2007	2006
	amounts in millions

Consolidated segment Adjusted OIBDA	$1,582	1,729	1,783
Stock-based compensation	(50)	(93)	(67)
Depreciation and amortization	(710)	(675)	(582)
Impairment of long-lived assets	(1,569)	(223)	(113)
Interest expense	(719)	(641)	(680)
Share of earnings (losses) of affiliates	(838)	22	91
Realized and unrealized gains (losses) on derivative instruments, net	(34)	1,269	(279)
Gains on dispositions, net	3,679	646	607
Other than temporary declines in fair value of investments	(441)	(33)	(4)
Other, net	343	320	232
Earnings from continuing operations before income taxes	$1,243	2,321	988

Revenue by Geographic Area

Revenue by geographic area based on the location of customers is as follows:

	Years ended December 31,
	2008	2007	2006
	amounts in millions

United States	$7,582	7,183	6,504
Germany	956	870	848
Other foreign countries	1,546	1,370	1,261
Consolidated Liberty	$10,084	9,423	8,613

Long-lived Assets by Geographic Area

	December 31,
	2008	2007
	amounts in millions

United States	$772	803
Germany	269	263
Other foreign countries	290	285
Consolidated Liberty	$1,331	1,351

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

(22)         Quarterly Financial Information (Unaudited)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
	amounts in millions,
	except per share amounts
2008:

Revenue	$2,351	2,487	2,378	2,868
Operating income (loss)	$230	229	57	(1,263)
Earnings (loss) from continuing operations	$5,469	134	(240)	(1,840)
Net earnings (loss) attributable to Liberty Media Corporation shareholders:
Series A and Series B Liberty Capital common stock	$(105)	(30)	(112)	(279)
Series A and Series B Liberty Entertainment common stock	$35	63	147	(861)
Series A and Series B Liberty Interactive common stock	$125	92	(283)	(715)
Old Series A and Series B Liberty Capital common stock	$5,402	—	—	—
Basic earnings (loss) from continuing operations attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$(.81)	(.24)	(1.03)	(2.85)
Series A and Series B Liberty Entertainment common stock	$.07	.12	.28	(1.67)
Series A and Series B Liberty Interactive common stock	$.21	.15	(.48)	(1.20)
Old Series A and Series B Liberty Capital common stock	$41.88	—	—	—
Diluted earnings (loss) from continuing operations attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$(.81)	(.24)	(1.01)	(2.85)
Series A and Series B Liberty Entertainment common stock	$.07	.12	.28	(1.66)
Series A and Series B Liberty Interactive common stock	$.21	.15	(.48)	(1.20)
Old Series A and Series B Liberty Capital common stock	$41.55	—	—	—
Basic net earnings (loss) attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$(.81)	(.24)	(1.01)	(2.85)
Series A and Series B Liberty Entertainment common stock	$.07	.12	.28	(1.67)
Series A and Series B Liberty Interactive common stock	$.21	.15	(.48)	(1.20)
Old Series A and Series B Liberty Capital common stock	$41.88	—	—	—
Diluted net earnings (loss) attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$(.81)	(.24)	(1.01)	(2.85)
Series A and Series B Liberty Entertainment common stock	$.07	.12	.28	(1.66)
Series A and Series B Liberty Interactive common stock	$.21	.15	(.48)	(1.20)
Old Series A and Series B Liberty Capital common stock	$41.55	—	—	—

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, continued

2007:

Revenue	$2,123	2,193	2,251	2,856
Operating income	$249	227	199	63
Earnings from continuing operations	$331	917	321	431
Net earnings (loss) attributable to Liberty Media Corporation shareholders:
Series A and Series B Liberty Capital common stock	$278	907	241	247
Series A and Series B Liberty Interactive common stock	$91	102	78	170
Basic earnings (loss) from continuing operations attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$1.68	6.11	1.87	1.91
Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28
Diluted earnings (loss) from continuing operations attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$1.68	6.11	1.85	1.90
Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28
Basic net earnings (loss) attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$1.98	6.92	1.87	1.91
Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28
Diluted net earnings (loss) attributable to Liberty Media Corporation shareholders per common share:
Series A and Series B Liberty Capital common stock	$1.98	6.92	1.85	1.90
Series A and Series B Liberty Interactive common stock	$.14	.16	.12	.28